Exhibit 2.1

Execution Version

CONTRIBUTION AND SALE AGREEMENT

by and among

EQT GATHERING, LLC,

EQT ENERGY SUPPLY HOLDINGS, LP,

EQT ENERGY, LLC,

EQT MIDSTREAM PARTNERS, LP,

EQT MIDSTREAM SERVICES, LLC,

EQM GATHERING OPCO, LLC

and

EQT CORPORATION

Dated as of March 10, 2015

TABLE OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1 — Gathering System

Exhibit A-2 — Easements and Fee Interests

Exhibit A-3 — Non-Operational Assets

Exhibit A-4 — Transferred Contracts

Exhibit B-1 — Form of Conveyance Agreement

Exhibit B-2 — Form of Real Estate Assignment Agreement

Exhibit C — Form of Subco Interest Assignment Agreement

Exhibit D — Form of Subco LLC Agreement

Exhibit E — Form of Subco Guaranty

Schedules

EQM Disclosure Schedules
Schedule 3.4 — No Conflict; Required Filings and Consents

Asset Disclosure Schedules
Schedule 4.3 — No Conflict; Required Filings and Consents
Schedule 4.4(a) - Financial Statements
Schedule 4.6 — No Adverse Changes
Schedule 4.7 — Licenses; Permits
Schedule 4.8 — Litigation; Laws and Regulations
Schedule 4.9 — Title to Real Property
Schedule 4.10(b) — Condition of Assets
Schedule 4.12 — Taxes
Schedule 4.13 — Environmental Matters
Schedule 4.14(a) — Material Contracts
Schedule 4.14(c) — Contracts Terminated by the Asset Contribution
Schedule 4.15 — Insurance

Subco Disclosure Schedules
Schedule 5.3 — No Conflict; Required Filings and Consents
Schedule 5.6(a) — EESH Contracts Other Than Subco Contracts
Schedule 5.9 — Licenses; Permits
Schedule 5.11 — Insurance

CONTRIBUTION AND SALE AGREEMENT

THIS CONTRIBUTION AND SALE AGREEMENT, dated as of March 10, 2015 (this “Agreement”), is by and among EQT Gathering, LLC, a Delaware limited liability company (“EQT Gathering”), EQT Energy Supply Holdings, LP, a Delaware limited partnership (“EESH”), EQT Energy, LLC, a Delaware limited liability company (“EQT Energy”), EQT Midstream Partners, LP, a Delaware limited partnership (“EQM”), EQT Midstream Services, LLC, a Delaware limited liability company and the general partner of EQM (“EQM GP”), EQM Gathering Opco, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of EQM (“EQM Gathering Opco”), and, solely for the purposes of Section 9.4 of this Agreement, EQT Corporation, a Pennsylvania corporation (“Parent”).

RECITALS

A.                                    EQT Gathering desires to contribute, transfer, assign and convey to EQM Gathering Opco in accordance with the terms of this Agreement, the Real Estate Assignment Agreement and the Conveyance Agreement, and EQM Gathering Opco desires to acquire from EQT Gathering in accordance with the terms of this Agreement, the Real Estate Assignment Agreement and the Conveyance Agreement, the Assets (as defined below) (such transaction being the “Asset Contribution”).

B.                                    Immediately prior to the Closing of the Subco Assignment, EQT Energy desires to assign the Subco Contracts to EQT Energy Supply, LLC, a Delaware limited liability company (“Subco”).

C.                                    EQT Energy is currently the sole member of, and owns 100% of the limited liability company interests (consisting of 1,000 Class A Units and 1,000 Class B Units) in Subco.

D.                                    Immediately prior to the Closing of the Subco Assignment, EQT Energy will contribute to EESH, and EESH will acquire from EQT Energy, all of the Class A Units and Class B Units in Subco held by EESH (the “Subco Contribution”) to maintain EQT Energy’s 99% interest in EESH, and EQT Investments Holdings, LLC, a Delaware limited liability company, will contribute cash to EESH to maintain its 1% interest in EESH.

E.                                     Following the Subco Contribution, EESH desires to assign and convey to EQM in accordance with the terms of this Agreement and the Subco Interest Assignment Agreement, and EQM desires to acquire from EESH in accordance with the terms of this Agreement and the Subco Interest Assignment Agreement, 1,000 Class B Units (the “Subco Interest”) in Subco (the “Subco Assignment”, and together with the Asset Contribution, each a “Transaction” and collectively, the “Transactions”).

F.                                      The Conflicts Committee has previously (i) received a fairness opinion from its financial advisor as to the consideration to be paid by EQM in consideration of the Transactions and (ii) found the Transactions to be fair and reasonable to, and in the best interest of, EQM and its public holders of Common Units and recommended that the board of directors of EQM GP (the “Board of Directors”) approve the Transactions and this Agreement, and, subsequently, the Board of Directors has approved the Transactions and this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Adverse Consequences” means all Actions, hearings, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs (including court costs and investigative and remedial costs), amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, fees and expenses (including reasonable attorneys’ and accountants’ fees).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means all agreements, documents and instruments required to be delivered by any party hereto or its Affiliates pursuant to this Agreement in connection with this Agreement or the transactions contemplated hereby, including the Subco Interest Assignment Agreement, the Subco LLC Agreement, the Subco Guaranty, the Real Estate Assignment Agreement, the Conveyance Agreement, the Gas Gathering Agreements and any customary closing certificates.

“Applicable Law” means any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree that relates to a party in a particular context.

“Assets” means the following:

(a)                                 All gathering lines, pipelines, compressors, equipment, machinery, fixtures and other tangible personal property and improvements used or held for use primarily in connection with the ownership or operation of the gas gathering systems generally depicted on Exhibit A-1 (the “Gathering Assets”);

(b)                                 All Contracts, or portions of Contracts, as applicable, by which the Gathering Assets are bound or subject, including gathering agreements, pipeline agreements, declarations and orders, exchange agreements, and transportation agreements, including those Contracts described in Exhibit A-4 (the “Transferred Contracts”);

(c)                                  All of the easements, licenses, servitudes, rights-of-way, surface leases, fee interests, rights of access, all air rights (if any), development rights, rights in, under and adjoining any adjacent highways, and streets and other rights appurtenant to, and used or held for use primarily in connection with, the Gathering Assets, and any options or similar rights to acquire any of the foregoing, including, without limitation, those easements and fee interests described on Exhibit A-2 and Exhibit A-3 (all of the easements and rights of way described in Exhibit A-2 and Exhibit A-3 being referred to as the “Easements”);

(d)                                 All Permits that pertain primarily to the construction, ownership or operation of the Gathering Assets;

(e)                                  All Intellectual Property, goodwill associated therewith, trade names, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions relating to the Gathering Assets;

(f)                                   All contractor retainages, claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (excluding any such item relating to the payment of Taxes), in each case to the extent the same relate to the Gathering Assets or the Asset Liabilities; and

(g)                                  All gathering and transportation files, compression files, land files and surveys, Transferred Contract files and all other books, records, data, files, maps and accounting records to the extent relating primarily to the Gathering Assets, excluding however, (A) computer software; (B) all legal records and legal files of EQT Corporation or its Subsidiaries (other than (x) title opinions relating to the interests described in subsection (c) above, (y) Transferred Contracts and (z) legal records and legal files of EQM or its Subsidiaries) and all other work product of and attorney-client communications with any of EQT Corporation’s or any of its Subsidiaries’ legal counsel (other than EQM’s or any of EQM’s Subsidiaries’ legal counsel); (C) any other records to the extent constituting Excluded Assets; and (D) contracts and agreements of no further force and effect as of the Closing Date of the Asset Contribution.

Notwithstanding the foregoing or anything to the contrary contained herein, the “Assets” shall not include any of the Excluded Assets.

“Asset Contribution” has the meaning set forth in the recitals.

“Asset Disclosure Schedules” has the meaning set forth in Article IV.

“Asset Liabilities” means all of the following liabilities and obligations arising out of or relating to the business conducted using any of the Assets, or the ownership, operation or use of the Assets, in either case, arising on or after the Closing Date of the Asset Contribution (except as otherwise provided with respect to the liabilities and obligations identified in clauses (a), (c) and (d) of this definition):

(a)                                 all contractual liabilities and obligations under the Transferred Contracts arising on or after the Closing Date of the Asset Contribution (but also including any liabilities and obligations arising prior to Closing of the Asset Contribution in respect of contractor retainages included in the Assets), other than contractual liabilities and obligations for Indebtedness unless such Transferred Contracts giving rise to contractual liabilities and obligations for Indebtedness are identified on Exhibit A-4;

(b)                                 all liabilities and obligations relating to any customer deposits and customer advances that are Assets;

(c)                                  unless otherwise provided for in Section 6.8 of this Agreement, all liabilities and obligations associated with the Assets in respect of Taxes for periods commencing on or after the Closing Date of the Asset Contribution; and

(d)                                 all liabilities and obligations (contingent or otherwise) arising out of any claim, litigation or proceeding relating to the ownership or operation of the Assets on or after the Closing Date of the Asset Contribution or the Business conducted or operating using any of the Assets on or after the Closing Date of the Asset Contribution;

provided, however, that the Asset Liabilities shall not include liabilities to the extent relating to the Excluded Assets.

“Base Contracts” means jointly the Equitable Gas Base Contract and the Peoples Base Contract.

“Board of Directors” has the meaning set forth in the recitals.

“Business” means the ownership and operation of the Assets.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Law to be closed in The City of New York.

“Cash Amount” means $997,500,000; provided that if, prior to the Closing of the Asset Contribution, EQM GP makes any cash contributions to EQM in exchange for General Partner Units in connection with the Offering, the Cash Amount shall be increased by the aggregate amount of such contributions.

“CERCLA” means Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit Quantity” means a number of Common Units equal to the excess of the Total Unit Quantity over the General Partner Unit Quantity.

“Common Units” has the meaning given to such term in the EQM Partnership Agreement.

“Common Unit Price” means the price per Common Unit to the public (before underwriting discounts and commissions, placement fees or other expenses) in the Offering, the net proceeds of which are to be used in part to fund a portion of the Cash Amount.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors of EQM GP.

“Consideration” means an amount equal to $1,050,000,000.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conveyance Agreement” means a General Conveyance, Assignment and Bill of Sale to be entered into between EQT Gathering and EQM Gathering Opco with respect to the Assets in substantially the form attached as Exhibit B-1 hereto.

“Disclosure Schedules” means the Asset Disclosure Schedules, the EQM Disclosure Schedules or the Subco Disclosure Schedules, as the context requires.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“EESH” has the meaning set forth in the preamble.

“Environmental Laws” means, all federal, state and local laws, including common law, statutes, rules, regulations, ordinances, judgments, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements relating to (a) pollution or protection of the environment, natural resources or threatened, endangered or otherwise protected species, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substance and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substance, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Natural Gas Pipeline Safety Act, the Pipeline Safety, Regulatory Certainty and Jobs Creation Act of 2011, and any regulations promulgated thereunder, any state or local counterpart laws or regulations and other environmental conservation and protection laws, each as amended through and existing as of the applicable Closing Date.

“Environmental Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or authorizations of any Governmental Authority under any Environmental Law.

“EQM” has the meaning set forth in the preamble.

“EQM Disclosure Schedules” has the meaning set forth in Article III.

“EQM Gathering Opco” has the meaning set forth in the preamble.

“EQM GP” has the meaning set forth in the preamble.

“EQM LP” means EQT Midstream Investments, LLC, a Delaware limited liability company.

“EQM Material Adverse Effect” means, a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of EQM or its subsidiaries, taken as a whole or (ii) the ability of EQM or EQM Gathering Opco to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following effects, changes, events, facts, conditions or developments (either alone or in combination) shall be taken into account for purposes of determining whether an EQM Material Adverse Effect has occurred:  (A) conditions affecting the natural gas gathering and transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (B) any adverse change, event or effect affecting the United States or global economic or political conditions (including any affect or change as a result of any engagement in hostilities or the occurrence of any military or terrorist attack) or financial markets in general, (C) any change or effect relating to seasonal reductions in revenues or earnings of EQM in the ordinary course of its businesses, or (D) any change resulting from the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of transactions contemplated hereby; except in the case of clauses (A) and (B), to the extent disproportionately affecting EQM as compared with other similarly situated parties in the natural gas gathering and transportation industry.

“EQM Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of EQM, dated as of July 2, 2012, as amended by Amendment No. 1, dated as of July 24, 2014, and as may be amended further from time to time.

“EQM Protected Parties” has the meaning set forth in Section 9.1(a).

“EQM SEC Documents” has the meaning set forth in Section 3.5.

“EQT Energy” has the meaning set forth in the preamble.

“EQT Gathering” has the meaning set forth in the preamble.

“EQT Gathering Protected Parties” has the meaning set forth in Section 9.1(c).

“EQT Production Company” means EQT Production Company, a Pennsylvania corporation.

“Equitable Gas Base Contract” means that certain Base Contract for Sale and Purchase of Natural Gas, dated December 17, 2013, between EQT Energy and Equitable Gas Company, LLC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Assets” means any assets of EQT Corporation or any of its subsidiaries that are not included within the Assets, which Excluded Assets shall include, without limitation, (i) all working capital associated with the Assets, including all accounts receivable that relate to gathering and transportation services rendered utilizing the Assets prior to Closing of the Asset Contribution and (ii) all assets of EQT Gathering necessary for the provision of services to EQM and its subsidiaries under the O&M Agreement.

“Final Cost” has the meaning set forth in Section 6.10.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“FS Assets” has the meaning set forth in Section 4.4(a).

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Gas Gathering Agreements” means (i) the MPPS Gas Gathering Agreement and (ii) that certain Gas Gathering Agreement for the WG-100 Gas Gathering System, both effective as of March 1, 2015, among EQT Production Company, EQT Energy and EQT Gathering.

“Gathering System Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the Business, taken as a whole or (ii) the ability of EQT Gathering to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following effects, changes, events, facts, conditions or developments (either alone or in combination) shall be taken into account for purposes of determining whether a Gathering System Material Adverse Effect has occurred:  (A) conditions affecting the natural gas gathering and transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (B) any adverse change, event or effect affecting the United States or global economic or political conditions (including any affect or change as a result of any engagement in hostilities or the occurrence of any military or terrorist attack) or financial markets in general, (C) any change or effect relating to seasonal reductions in revenues or earnings of the Assets in the ordinary course of business, or (D) any change resulting from the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of transactions contemplated hereby; except in the case of clauses (A) and (B), to the extent disproportionately affecting the Assets or the Business as compared with other similarly situated assets in the natural gas gathering and transportation industry.

“Guaranty” has the meaning set forth in Section 9.4(a).

“General Partner Unit Quantity” means that number of General Partner Units that, when added to the number of General Partner Units owned by EQM GP immediately prior to Closing of the Asset Contribution, causes the Percentage Interest of EQM GP to be 2%, after taking into account as outstanding the Total Unit Quantity and the Common Units issued, or to be issued, pursuant to the Offering (excluding Common Units that are or may be issued upon exercise of the over-allotment option granted by EQM to the underwriters in connection with the Offering, except to the extent such Common Units are issued at Closing of the Asset Contribution).

“General Partner Units” has the meaning assigned to such term in the EQM Partnership Agreement.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Laws, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, natural gas, crude oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons, whether refined or unrefined, and (c) radioactive materials, asbestos, whether in a friable or a non-friable condition, and polychlorinated biphenyls.

“Indebtedness” means, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations under any interest rate, currency or other hedging agreement, (v) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the applicable Closing Date, (vi) all capitalized lease obligations as determined under GAAP, (vii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vi) above, and (viii) for clauses (i) through (vii) above, all accrued but unpaid interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the applicable Closing Date.

“Indemnified Party” has the meaning set forth in Section 9.2(a).

“Indemnifying Party” has the meaning set forth in Section 9.2(a).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Intellectual Property Assets” has the meaning given in Section 4.11.

“Interim Reimbursement” has the meaning given in Section 6.10.

“Knowledge” means, in the case of EQM or EQM Gathering Opco, the actual knowledge of Randall L. Crawford or Phillip G. Elliott, and, in the case of EQT Gathering, EQT Energy or EESH, the actual knowledge of Randall L. Crawford, Phillip G. Elliott, or M. Elise Hyland, in each case after due inquiry.  For purposes of the foregoing definition, “due inquiry” shall mean (i) a reasonable investigation of documents in the files of such party, (ii) reasonable inquiry of those officers of, or Persons performing similar functions for, such party who have responsibility for the matter as to which a particular representation or warranty relates and (iii) a review with the principal accounting, tax and legal advisors of such party with respect to all relevant matters covered by the representations and warranties of such party.

“Lien” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Like-Kind Exchange” has the meaning set forth in Section 6.8(g).

“Material Contract” has the meaning given in Section 4.14(a).

“Material Disposition Transaction” has the meaning set forth in Section 6.8(h).

“Material Permits” has the meaning set forth in Section 4.7(a).

“MPPS Gas Gathering Agreement” means the Gas Gathering Agreement for the Mercury-Pandora-Pluto-Saturn Gas Gathering System, effective as of March 1, 2015, among EQT Production, EQT Energy and EQT Gathering.

“MPPS Expansions” means the Planned Expansion, the Planned Lateral and the Scheduled Incremental Capital Projects.

“Nonassignable Assets” has the meaning set forth in Section 2.3.

“Non-Operational Assets” means those Assets identified in Exhibit A-3, all of which are assets that are not being used by EQT Gathering in the operation of the Gathering Assets on the date hereof and on the Closing Date of the Asset Contribution.

“Notice” has the meaning set forth in Section 10.5.

“Obligations” has the meaning set forth in Section 9.4(a).

“Offering” means a firm commitment underwritten public offering of Common Units registered under the Securities Act effected by EQM contemporaneously with or immediately prior to Closing of the Asset Contribution.

“Operational Assets” means all Assets that are not Non-Operational Assets; provided, however that  if any of the Assets identified in Exhibit A-3 are used by EQT Gathering in the operation of the Gathering Assets on or prior to the Closing Date of the Asset Contribution, such assets shall be deemed Operational Assets under this Agreement.

“Outside Date” has the meaning set forth in Section 8.1(c)(i).

“O&M Agreement” means the Amended and Restated Operation and Management Services Agreement, dated May 7, 2014, by and among EQT Gathering, Equitrans, L.P., EQM and EQM GP.

“Parent” has the meaning set forth in the preamble.

“Peoples Base Contract”  means that certain Base Contract for the Sale and Purchase of Natural Gas, dated as of December 19, 2012, between EQT Energy and Peoples Natural Gas Company LLC.

“Percentage Interest” has the meaning assigned to such term in the EQM Partnership Agreement.

“Permits” means licenses, permits, agreements, and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of a party’s business as now being conducted.

“Permitted Liens” means all: (i) mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law) and for which an appropriate reserve (if any) has been established in accordance with GAAP; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business provided that such lien will not materially interfere with the ownership, use, value, operation or maintenance of the Assets or EQT Gathering’s ability to perform its obligations hereunder, provided that the payment obligation relating to each such lien is not overdue by more than sixty (60) days, unless the validity of, or the payment obligation relating to, such lien is being contested in good faith; (iii) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Assets or EQT Gathering’s ability to perform its obligations hereunder; (iv) Liens for Taxes that are not due and payable; (v) pipeline, utility and similar easements and other rights in respect of surface operations, provided that such easements and other rights will not materially interfere with the ownership, use, value, operation or maintenance of the Assets or EQT Gathering’s ability to perform its obligations hereunder; (vi) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with EQT Gathering’s business, provided that such liens will not materially interfere with the ownership, use, value, operation or maintenance of the Assets or EQT Gathering’s ability to perform its obligations hereunder and for which an appropriate reserve (if any) has been established in accordance with GAAP; and (vii) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities, which are customarily obtained subsequent to the sale or conveyance, as disclosed on Asset Disclosure Schedule 4.3 or, if not disclosed on Asset Disclosure Schedule 4.3, which if not obtained would not materially interfere with the ownership, use, value, operation or maintenance of the Assets or EQT Gathering’s ability to perform its obligations hereunder; and (viii) all rights to consent by third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance, as disclosed on Asset Disclosure Schedule 4.3 or, if not disclosed on Asset Disclosure Schedule 4.3, which if not obtained would not materially interfere with the ownership, use, value, operation or maintenance of the Assets or EQT Gathering’s ability to perform its obligations hereunder.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Planned Expansion” has the meaning assigned to such term in the MPPS Gas Gathering Agreement.

“Planned Lateral” has the meaning assigned to such term in the MPPS Gas Gathering Agreement.

“Post-Closing Period” has the meaning given in Section 6.8(c).

“Pre-Closing Period” has the meaning given in Section 6.8(c).

“QEAT” has the meaning set forth in Section 6.8(g).

“QI” has the meaning set forth in Section 6.8(g).

“Real Estate Assignment Agreement” means an Assignment to be entered into between EQT Gathering and EQM Gathering Opco with respect to the Assets in substantially the form attached as Exhibit B-2 hereto.

“Real Property Agreements” has the meaning set forth in Section 4.9(b).

“Real Property Assets” has the meaning set forth in Section 4.9(b).

“Release” has the meaning set forth in 42 U.S.C. § 9601(22).

“Representatives” means, with respect to any Person, officers, directors, managers, members, general partners, principals, employees, advisors, auditors, agents, bankers and other representatives of such Person.

“Retained Liabilities” has the meaning set forth in Section 2.5.

“Scheduled Incremental Capital Projects” mean the eight (8) Incremental Capital Projects (as defined in the MPPS Gas Gathering Agreement) scheduled as of the Closing of the Asset Contribution with respect to the Saturn System that are described in Section II of Exhibit B-2 to the MPPS Gas Gathering Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Services Agreement” means the Services Agreement dated as of the Closing Date of the Subco Assignment between EQT Energy and Subco.

“Straddle Period” has the meaning given in Section 6.8(c).

“Subco” has the meaning given in the recitals.

“Subco Assignment” has the meaning given in the recitals.

“Subco Business” means the ownership and operation of the business related to the performance by EQT Energy, EESH or Subco of its obligations under the Subco Contracts.

“Subco Contracts” means (i) that certain Transaction Confirmation dated December 17, 2013, by and between EQT Energy as Seller and Peoples Natural Gas Company, LLC as Buyer, subject to the Peoples Base Contract and (ii) that certain Transaction Confirmation dated December 17, 2013, by and between EQT Energy as Seller and Equitable Gas Company, LLC as Buyer, subject to the Equitable Gas Base Contract, each of which will be at or prior to the Closing of the Subco Assignment assigned by EQT Energy to Subco.

“Subco Disclosure Schedules” has the meaning given in Article V.

“Subco Guaranty” means the guaranty in substantially the form attached as Exhibit E hereto.

“Subco Insurance Policies” has the meaning given to such term in Section 5.11.

“Subco Interest” has the meaning given in the recitals.

“Subco Interest Assignment Agreement” means that Assignment Agreement substantially in the form of Exhibit C attached hereto, pursuant to which EESH will assign the Subco Interest to EQM.

“Subco LLC Agreement” means that certain Amended and Restated Operating Agreement of Subco to be dated as of the Closing Date of the Subco Assignment, in the form attached hereto as Exhibit D.

“Subco Material Adverse Effect” means, a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of Subco or (ii) the ability of EQT Energy or EESH to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following effects, changes, events, facts, conditions or developments (either alone or in combination) shall be taken into account for purposes of determining whether a Subco Material Adverse Effect has occurred: (A) conditions affecting the natural gas gathering and transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (B) any adverse change, event or effect affecting the United States or global economic or political conditions (including any affect or change as a result of any engagement in hostilities or the occurrence of any military or terrorist attack) or financial markets in general, (C) any change or effect relating to seasonal reductions in revenues or earnings of Subco in the ordinary course of its businesses, or (D) any change resulting from the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of transactions contemplated hereby; except in the case of clauses (A) and (B), to the extent disproportionately affecting Subco as compared with other similarly situated parties in the natural gas gathering and transportation industry.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof.

“Tax Proceeding” has the meaning set forth in Section 4.12.

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“Title Representation Breach” has the meaning set forth in Section 9.2(a).

“Total Unit Quantity” means a number of Units equal to the quotient of (a) the excess of the Consideration over the Cash Amount, divided by (b) the Common Unit Price.

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 6.8(b).

“United States” means the United States of America.

“Units” means the Common Units and General Partner Units issued as a part of the Consideration.

ARTICLE II
THE CONTRIBUTION AND SALE

Section 2.1                                    The Contribution and Sale.  Upon the terms and subject to the conditions set forth in this Agreement:

(a)                                 On the Closing Date of the Asset Contribution, EQT Gathering shall contribute, transfer, assign and convey all of EQT Gathering’s right, title and interest in and to the Assets to EQM Gathering Opco, free and clear of all Liens other than Permitted Liens, and EQM Gathering Opco shall acquire the Assets from EQT Gathering; and

(b)                                 On the Closing Date of the Subco Assignment, EESH shall assign and convey all of EESH’s right, title and interest in and to the Subco Interest to EQM, free and clear of all Liens other than restrictions on transfer under the Subco LLC Agreement, the DLLCA or applicable federal or state securities laws, and EQM shall acquire the Subco Interest from EESH.

Section 2.2                                    Assumed Liabilities.  In connection with the Asset Contribution, as of the Closing Date of the Asset Contribution, EQM Gathering Opco shall assume and agree to duly and timely pay, perform and discharge all of the Asset Liabilities, to the full extent that EQT Gathering had been, prior to the Closing Date of the Asset Contribution, or would have been in the future, obligated to pay, perform and discharge the Asset Liabilities but for the Asset Contribution and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Asset Liabilities shall not (a) increase the obligation of EQM Gathering Opco with respect to the Asset Liabilities beyond that of EQT Gathering, (b) waive any valid defense that was available to EQT Gathering with respect to the Asset Liabilities, or (c) enlarge any rights or remedies of any third party under any of the Asset Liabilities.

Section 2.3                          Nonassignable Assets.  Nothing in this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to assign any Assets which by their terms or by applicable law are nonassignable without the consent of a third party or a Governmental Authority or are cancelable by a third party in the event of an assignment without consent (the “Nonassignable Assets”) unless and until such consent shall have been obtained. When and if any such consents are obtained, to the extent permitted by Applicable Law and the terms of the applicable Nonassignable Asset, the assignment of the Nonassignable Asset subject thereto shall become effective automatically as of the date hereof, without further action on the part of any party. The parties agree to use their commercially reasonable efforts, at the sole cost and expense (including reasonable attorney’s fees) of EQT Gathering, to obtain on a timely basis the consents required to assign the Nonassignable Assets. In the event consents to the assignment of a Nonassignable Asset cannot be obtained, to the extent permitted by Applicable Law and the terms of the applicable Nonassignable Asset, such Nonassignable Asset shall be held from and after the applicable Closing Date, by EQT Gathering in trust for EQM Gathering Opco and the covenants and obligations thereunder shall be performed by EQM Gathering Opco in the name of EQT Gathering and all benefits, obligations and liabilities existing thereunder shall be for EQM Gathering Opco’s account.

Section 2.4                          Excluded Assets.  EQM Gathering Opco agrees and acknowledges that EQM Gathering Opco shall not be granted, contributed, transferred, assigned or conveyed, and the Assets shall not include, any of the Excluded Assets. In the event EQM or any of its subsidiaries collect any accounts receivable included in the Excluded Assets, EQM shall promptly remit such payments to EQT Gathering.

Section 2.5                          Retained Liabilities.  The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by EQT Gathering. “Retained Liabilities” shall mean every liability and obligation of EQT Gathering other than the Asset Liabilities.

Section 2.6                          Closing; Closing Date.

(a)                            The closing of each Transaction (with respect to a given Transaction, the “Closing”) shall take place at the principal offices of EQM (i) within two (2) Business Days following the satisfaction or, to the extent permitted by Applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII with respect to such Transaction (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date of such Transaction) or (ii) at such other place or on such other date as the parties mutually may agree in writing.  The day on which the Closing takes place with respect to a particular Transaction, as the context requires, is referred to as the “Closing Date.” For avoidance of doubt, there may be a different Closing and Closing Date for the Asset Contribution and the Subco Assignment; provided that the Asset Contribution shall be consummated prior to or contemporaneously with the Subco Assignment.

(b)                            A Transaction and the Closing of such Transaction shall be deemed effective for all purposes as of 12:01 a.m. on the Closing Date for such Transaction.  EQT Gathering and EESH shall be entitled to all of the rights of ownership of the Assets and the Subco Interest prior to the applicable Closing, and EQM Gathering Opco and EQM shall be entitled to all of the rights of ownership of the Assets and the Subco Interest following the applicable Closing.

Section 2.7                          Subsequent Actions.  If, at any time after the applicable Closing Date, EQM Gathering Opco or EQM shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in EQM Gathering Opco or EQM its right, title or interest in, to or under any of the Assets or the Subco Interest, as applicable, or otherwise to carry out this Agreement, EQT Gathering, EQT Energy and EESH shall execute and deliver all such deeds, bills of sale, assignments and assurances and shall take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in and to the Assets and the Subco Interest in EQM Gathering Opco and EQM, as applicable, or otherwise to carry out this Agreement.  EQT Gathering, EQT Energy and EESH shall coordinate and cooperate with EQM Gathering Opco and EQM and the other parties hereto in exchanging information and supplying such reasonable assistance as may be reasonably requested in connection with the matters contemplated by this Section 2.7.

Section 2.8                          Consideration.  The aggregate consideration to be paid by EQM in respect of the Transactions shall be the Consideration.  EQM shall distribute or issue the Consideration as follows:

(a)                            At the Closing of the Subco Assignment, a wire transfer of $124,317,000 in immediately available funds to EESH;

(b)                            At the Closing of the Asset Contribution, a wire transfer of $873,183,000 in immediately available funds paid to EQT Gathering or its designee(s);

(c)                             At the Closing of the Asset Contribution, the issuance to EQM LP of a number of Common Units equal to the Common Unit Quantity; and

(d)                            At the Closing of the Asset Contribution, the issuance to EQM GP of a number of General Partner Units equal to the General Partner Unit Quantity.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF EQM GATHERING OPCO AND EQM

All representations and warranties of EQM Gathering Opco and EQM are made subject to the exceptions noted in the schedules delivered by EQM Gathering Opco and EQM to EQT Gathering and EESH concurrently herewith and identified by the parties as the “EQM Disclosure Schedules.”  EQM Gathering Opco and EQM may, at their option, include in the EQM Disclosure Schedules items that are not material or required to be disclosed in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material or required to be disclosed, to establish any standard of materiality, or to define further the meaning of such terms for purposes of this Agreement.  Any disclosure set forth on any particular schedule with specific reference to the particular section or subsection of this Agreement to which the information set forth in the schedule relates shall be deemed disclosed with respect to other sections or subsections of this Agreement only if it is reasonably apparent from a reading of such disclosure that such disclosure also relates to such other sections or subsections.  EQM Gathering Opco and EQM each hereby represents and warrants to EQT Gathering and EESH as follows:

Section 3.1                          Organization and Existence.  EQM is a limited partnership duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and has full limited partnership power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  EQM Gathering Opco is a limited liability company duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and has full limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 3.2                          Authority and Approval.

(a)                            The Board of Directors, at a meeting thereof duly called and held or by written consent in accordance with the DLLCA, determined that this Agreement and the Transactions are fair to and in the best interests of EQM Gathering Opco and EQM.

(b)                            The Board of Managers of EQM Gathering Opco,  at a meeting duly called and held or by written consent in accordance with DLLCA, approved this Agreement and the Transactions.

Section 3.3                          Units.

(a)                            The issuance by EQM of the Units comprising part of the Consideration and the limited and general partner interests represented thereby: (i) has been duly authorized by EQM pursuant to the EQM Partnership Agreement; (ii) when issued and delivered in accordance with the terms of this Agreement and the EQM Partnership Agreement, will be validly issued, fully paid (to the extent required by the EQM Partnership Agreement) and, with respect to the limited partner interests, nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA); and (iii) will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the EQM Partnership Agreement, DRULPA, and under other applicable state and federal securities laws.

(b)                            EQM’s currently outstanding Common Units are listed on the New York Stock Exchange, and EQM has not received any notice of delisting.

(c)                             On the Closing Date of the Asset Contribution, the Units shall have those rights, preferences, privileges and restrictions governing the Common Units and General Partner Units, as applicable, as set forth in the EQM Partnership Agreement.

Section 3.4                          No Conflict; Required Filings and Consents.

(a)                            Except as otherwise provided in Section 3.4(b), the execution, delivery and performance by EQM Gathering Opco and EQM of this Agreement or any of the Ancillary Agreements to which either of EQM Gathering Opco or EQM is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)                                     Violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of formation or certificate of limited partnership, or limited liability company agreement or limited partnership agreement, of EQM Gathering Opco or EQM, as applicable;

(ii)                                  Conflict with or violate any provision of any Applicable Law applicable to EQM Gathering Opco or EQM or any property or asset of EQM Gathering Opco or EQM; or

(iii)                               Except as set forth in EQM Disclosure Schedule 3.4, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, Contract, commitment, license, concession, permit, lease, joint venture or other instrument to which EQM Gathering Opco or EQM is a party or by which any of them is bound or to which any of their property is subject, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to have an EQM Material Adverse Effect.

(b)                            Neither EQM Gathering Opco nor EQM is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by EQM Gathering Opco or EQM of this Agreement or any of the Ancillary Agreements to which either of EQM Gathering Opco or EQM is a party, or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of EQM Gathering Opco or EQM, except for (i) such filings as may be required by any applicable federal or state securities or “blue sky” Applicable Law or (ii) as otherwise indicated in EQM Disclosure Schedule 3.4.

(c)                             No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover law is, or as of the applicable Closing Date will be, applicable to the transactions contemplated by this Agreement.

Section 3.5                          Periodic Reports.  EQM’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed prior to the date hereof, collectively the “EQM SEC Documents”) have been filed with the Commission on a timely basis.  The EQM SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent EQM SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the consolidated financial position of EQM and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.  Ernst & Young LLP is an independent registered public accounting firm with respect to EQM and its general partner and has not resigned or been dismissed as independent registered public accountants of EQM as a result of or in connection with any disagreement with EQM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.6                          No Registration.  Assuming the accuracy of the representations and warranties of EQT Gathering contained in Section 4.18, the issuance and sale of the Units pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither EQM nor, to the Knowledge of EQM, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.  Neither EQM nor any of its Subsidiaries have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Units in a manner that would require registration under the Securities Act.

Section 3.7                          Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Knowledge of EQM Gathering Opco or EQM, threatened that (a) question or involve the validity or enforceability of EQM Gathering Opco’s or EQM’s obligations under this Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by EQM Gathering Opco or EQM of the transactions contemplated by this Agreement or (ii) damages in connection with any such consummation.

Section 3.8                          Brokers.  Neither EQM Gathering Opco nor EQM has entered (directly or indirectly) into any agreement with any Person that would obligate EQM Gathering Opco or EQM or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

Section 3.9                          Disclosure.  No representation or warranty of EQM Gathering Opco or EQM set forth in this Agreement or in any document filed publicly with the Commission, and no information contained in the EQM Disclosure Schedules, contains or will contain any untrue statement of a material fact. To the Knowledge of EQM Gathering Opco and EQM, there is no current state of facts that is not referenced in the representations and warranties of EQM Gathering Opco or EQM set forth in this Agreement, in any document filed publicly with the Commission, or in the EQM Disclosure Schedules, that would constitute or would be reasonably likely to constitute an EQM Material Adverse Effect.

Section 3.10                   Investment Intent.  EQM is receiving the Subco Interest for its own account with the present intention of holding the Subco Interest for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws.  EQM has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risk of an investment in the Subco Interest.  EQM acknowledges that the Subco Interest will not be registered under the Securities Act or any applicable state securities law, and that the Subco Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EQT GATHERING

All representations and warranties of EQT Gathering are made subject to the exceptions noted in the schedules delivered by EQT Gathering to EQM and EQM Gathering Opco concurrently herewith and identified by the parties as the “Asset Disclosure Schedules.”  EQT Gathering may, at its option, include in the Asset Disclosure Schedules items that are not material or required to be disclosed in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material or required to be disclosed, to establish any standard of materiality, or to define further the meaning of such terms for purposes of this Agreement.  Any disclosure set forth on any particular schedule with specific reference to the particular section or subsection of this Agreement to which the information set forth in the schedule relates shall be deemed disclosed with respect to other sections or subsections of this Agreement only if it is reasonably apparent from a reading of such disclosure that such disclosure also relates to such other sections or subsections.  The representations and warranties of EQT Gathering shall expire on the eighteen month anniversary of the Closing of the Asset Contribution and shall no longer be of any force or effect thereafter, provided, however, that (i) the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authority and Approval), Section 4.3 (No Conflict; Required Filings and Consents) and Section 4.16 (Brokers) shall survive indefinitely, (ii) the representations and warranties set forth in Section 4.12 (Taxes) shall survive until the sixtieth day following the expiration of the applicable statute of limitations with respect to the matters covered thereby, and (iii) the representations and warranties set forth in Section 4.9 (Title to Real Property) and Section 4.10 (Title to Personal Property; Condition of Assets) shall survive until the later of (A) the third anniversary of the Closing Date of the Asset Contribution or (B) ninety days following the completion of any of the MPPS Expansions to which a representation or warranty made in Section 4.9 or Section 4.10 directly relates. EQT Gathering hereby represents and warrants to EQM and EQM Gathering Opco as follows:

Section 4.1                          Organization.  EQT Gathering is a limited liability company duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and has full limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 4.2                          Authority and Approval.

(a)                            EQT Gathering has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by EQT Gathering of this Agreement and the consummation by EQT Gathering of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action of the part of EQT Gathering.  No other limited liability company proceeding on the part of EQT Gathering is necessary to authorize its execution, delivery or performance of this Agreement or its consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by EQT Gathering.  This Agreement constitutes the legal, valid and binding obligations of EQT Gathering, enforceable against EQT Gathering in accordance with its terms.

(b)                            The Board of Managers of EQT Gathering at a meeting thereof duly called and held or by written consent in accordance with the DLLCA approved this Agreement and the Transactions.

Section 4.3                          No Conflict; Required Filings and Consents.

(a)                            Except as otherwise provided in Section 4.3(b), the execution, delivery and performance of this Agreement by EQT Gathering or any of the Ancillary Agreements to which EQT Gathering is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)                                     Violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of formation or limited liability company agreement of EQT Gathering;

(ii)                                  Conflict with or violate any provision of Applicable Law;

(iii)                               Except as set forth in Asset Disclosure Schedule 4.3, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, Contract, commitment, license, concession, permit (including any Material Permit), lease, joint venture or other instrument to which EQT Gathering is a party or by which it or any of the Assets are bound; or

(iv)                              Result in the creation of any Lien on any of the Assets under any such indenture, mortgage, agreement, Contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Gathering System Material Adverse Effect.

(b)                            EQT Gathering is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by EQT Gathering of this Agreement or any of the Ancillary Agreements to which EQT Gathering is a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of EQT Gathering, except for (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Gathering System Material Adverse Effect or (iii) as otherwise indicated in Asset Disclosure Schedule 4.3.

(c)                             No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover law is, or as of the Closing Date of the Asset Contribution will be, applicable to the transactions contemplated by this Agreement.

Section 4.4                          Financial Statements; Undisclosed Liabilities.

(a)                            Asset Disclosure Schedule 4.4(a) sets forth a true and complete copy of the financial statements for the Assets and the items of working capital associated with the Assets (collectively, the “FS Assets”) as of and for the year ended December 31, 2014, including the report of independent auditors thereon (the “Financial Statements”).  The Financial Statements present fairly in all material respects the financial position of the FS Assets at December 31, 2014, its parent net equity for the year then ended and the results of its operations and its cash flows for the year ended December 31, 2014 in conformity with GAAP, except as otherwise noted therein.

(b)                            There are no liabilities or obligations related to the Assets of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2014, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a Gathering System Material Adverse Effect.

Section 4.5                          Internal Control Over Financial Reporting.  The system of internal controls over financial reporting to which the Assets are subject is sufficient to provide reasonable assurance (a) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (b) that transactions are executed only in accordance with the authorization of management, and (c) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the Assets.

Section 4.6                          No Adverse Changes.  Except as set forth on Asset Disclosure Schedule 4.6, since December 31, 2014:

(a)                            There has not been a Gathering System Material Adverse Effect;

(b)                            The Assets have been maintained consistent with past practice;

(c)                             There has not been any material damage, destruction or loss to any material portion of the Assets, whether or not covered by insurance;

(d)                            There has been no delay in, or postponement of, the payment of any undisputed liabilities related to the Assets, individually or in the aggregate, in excess of $100,000;

(e)                             None of the items described in Section 6.1(a) has occurred; and

(f)                              No Contract or agreement has been entered to, or commitment has been made to do any of the foregoing.

Section 4.7                          Licenses; Permits. All Material Permits, including all material Permits relating to the Operational Assets are in full force and effect and are validly held by EQT Gathering.

(a)                            As of the date of this Agreement, except as set forth in Asset Disclosure Schedule 4.7, EQT Gathering has all material Permits relating to the Assets (the “Material Permits”). Asset Disclosure Schedule 4.7 sets forth a true and complete list of all material Permits that have been applied for and are pending in connection with the MPPS Expansions.

(b)                            Except as set forth on Asset Disclosure Schedule 4.7, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cancel, suspend, terminate or otherwise require modification of any Material Permits, including any material Permits relating to the Operational Assets, other than any modifications that might be necessary or required in connection with the transfer of such Permits to EQM Gathering Opco.

(c)                             EQT Gathering has complied in all material respects with all terms and conditions of the Material Permits, including any Permits relating to the Operational Assets.

(d)                            There is no outstanding written notice, nor to EQT Gathering’s Knowledge, any other notice of suspension, revocation, cancellation or termination of any Material Permit.

(e)                             No proceeding is pending or, to EQT Gathering’s Knowledge, threatened with respect to any alleged failure by EQT Gathering to have any Material Permit necessary for the operation of any of the Assets or to be in compliance therewith.

Section 4.8                                    Litigation; Laws and Regulations.  Except as set forth on Asset Disclosure Schedule 4.8:

(a)                            There are no material (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to EQT Gathering’s Knowledge, threatened, against EQT Gathering, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against EQT Gathering or (iii) pending or, to EQT Gathering’s Knowledge, threatened, investigations by any Governmental Authority against EQT Gathering, in each case with respect to the Assets.

(b)                            EQT Gathering is not in material violation of or in material default under any material Applicable Law relating to the Assets.

Section 4.9                          Title to Real Property. Except as set forth on Asset Disclosure Schedule 4.9:

(a)                            The Assets include and constitute all real property owned by EQT Gathering that relates to the gas gathering systems referred to by EQT Gathering as the “Mercury-Pandora-Pluto-Saturn Gas Gathering System” and “WG-100 Gas Gathering System.”

(b)                            As of the date hereof, EQT Gathering has good, valid and indefeasible title to the Assets owned by it which constitute real property and are designated as such in Exhibit A-2 or Exhibit A-3 hereto (the “Real Property Assets”), free and clear of all Liens (other than Permitted Liens).  EQT Gathering has made available to EQM and/or EQM Gathering Opco true, correct and complete copies of all material agreements relating to the Real Property Assets, including all modifications, amendments, supplements, waivers, side letters thereto, title abstracts, title opinion letters and the like (collectively, the “Real Property Agreements”).  All Real Property Agreements (i) are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other similar laws of general applicability affecting the rights of creditors generally or principles of equity and (ii) grant all the material rights purported to be granted thereby, except where the failure of any such Real Property Agreement to be valid and enforceable or to grant the rights purported to be granted thereby would not reasonably be expected to have a Gathering System Material Adverse Effect with respect to the Real Property Assets.

(c)                             No event of default by EQT Gathering presently exists under any material Real Property Agreement.  EQT Gathering has not received notice of default under any material Real Property Agreement and to the Knowledge of EQT Gathering, no event of default exists under any material Real Property Agreement.  EQT Gathering has fulfilled and performed all its material obligations with respect to all material Real Property Agreements.  No event has occurred that allows, or after notice or lapse of time would allow revocation or termination of any material Real Property Agreement or would result in any impairment of any material rights of a holder under any Easements, rights of way, memorandum of easements, permits, servitudes, licenses, leasehold estates, including, without limitation, leases, subleases and occupancy agreements, any instruments creating an interest in real property, and similar rights related to the Real Property used in connection with EQT Gathering’s business.

(d)                            To the Knowledge of EQT Gathering, there is no action pending or threatened for eminent domain or for condemnation of any material Real Property Asset, by any Governmental Authority or other Person.

(e)                             EQT Gathering has no Knowledge, and EQT Gathering has not received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of any material Real Property Asset is in violation of any of the recorded covenants, conditions, restrictions, reservations, Easements or agreements applicable to such Real Property Asset.

(f)                              EQT Gathering has not received any written notice of, nor to the Knowledge of EQT Gathering, has a request or demand been otherwise made for, EQT Gathering to undertake renovations, repairs or construction work at any portion of the material Real Property Assets that constitute Operational Assets and to the Knowledge of EQT Gathering, there is currently no need to undertake renovations, repairs or construction work at any portion of the material Real Property Assets that constitute Operational Assets.  EQT Gathering has all rights necessary to effectuate any such repairs, replacements, alterations or maintenance that may be currently necessary for the operation and use of the pipelines, equipment and compressors located on the Real Property Assets owned by it.

(g)                                  The Real Property Assets include (i) all real property that is necessary for the operation of the Operational Assets in substantially the same manner as currently being conducted and (ii) the real property upon which the compressors are located (in each case as generally depicted on Exhibit A-1).

Section 4.10                             Title to Personal Property; Condition of Assets.

(a)                                 EQT Gathering has valid and transferrable title to the Assets that constitute personal property, free and clear of all Liens (other than Permitted Liens).  The Assets that constitute personal property include all personal property that is necessary for the operation of the Assets in substantially the same manner as currently being conducted.

(b)                                 The Operational Assets and any Non-Operational Assets that are necessary to operate the business after the MPPS Expansions have been maintained and repaired in the same manner as a prudent operator would maintain and repair such assets and have been used by EQT Gathering in the ordinary course of business and, except as set forth on Asset Disclosure Schedule 4.10(b), remain as of the date hereof in suitable and adequate condition for such continued use excluding normal wear and tear (including subsidence affecting Gathering Assets and surface restoration requirements, in each case occurring in the ordinary course of business) and except as would not reasonably be expected to have a Gathering System Material Adverse Effect.  The Operational Assets are adequate to conduct EQT Gathering’s gas gathering business substantially in accordance with past practice, in compliance with any material Applicable Law or requirements of a Governmental Authority.

(c)                                  Other than the Assets identified on Asset Disclosure Schedule 4.3, to the Knowledge of EQT Gathering, there are no Nonassignable Assets.  For any Nonassignable Assets, the failure to obtain any of the consents contemplated by Section 2.3 will not have a Gathering System Material Adverse Effect.

(d)                                 Other than Section 4.10(c), this Section 4.10 does not relate to real property or interests in real property, such items being the subject of Section 4.9, or to Intellectual Property, such items being the subject of Section 4.11.

Section 4.11                             Intellectual Property.  EQT Gathering owns or has the right to use all Intellectual Property constituting part of the Assets (the “Intellectual Property Assets”), and the Assets do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party.  All Intellectual Property Assets owned by EQT Gathering, if any, are free and clear of all Liens (other than Permitted Liens).  The Intellectual Property Assets are all those necessary for the operation of the Gathering Assets as it is currently conducted. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of EQT Gathering under any contract providing for the license of any Intellectual Property to EQT Gathering, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Gathering System Material Adverse Effect.  There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to EQT Gathering or its operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by EQT Gathering.  EQT Gathering has taken reasonable measures to protect the confidentiality of all material trade secrets.

Section 4.12                             Taxes.  Except as set forth on Asset Disclosure Schedule 4.12, (i) All Tax Returns required to be filed by or with respect to the Assets have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by EQT Gathering or any of its Affiliates with respect to the Assets which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Assets, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iv) none of the Assets consist of an equity or other ownership interest in any other Person; and (v) there is no pending action, proceeding or, to the Knowledge of EQT Gathering, investigation for assessment or collection of Taxes (“Tax Proceeding”) and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Assets.

Section 4.13                             Environmental Matters.  Except as disclosed in Asset Disclosure Schedule 4.13, or as would not reasonably be expected, individually or in the aggregate, to have a Gathering System Material Adverse Effect:

(a)                                 The ownership and operation of the Assets are in compliance with applicable Environmental Laws;

(b)                                 The Assets are not subject to any pending or, to the Knowledge of EQT Gathering, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Laws (including designation of the owner or operator thereof as a potentially responsible party under CERCLA or any similar local or state law);

(c)                                  EQT Gathering has not received any written communication that remains unresolved alleging either or both that (i) the ownership and operation of the Assets may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law (including any Environmental Permit), or (ii) EQT Gathering may have any liability under any Environmental Law;

(d)                                 All notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by or on behalf of EQT Gathering under any Environmental

Laws in connection with its current assets, operations and business have been duly obtained or filed, are valid and currently in effect, and EQT Gathering and the Assets are in compliance with such authorizations; and

(e)                                  There has been no Release of any Hazardous Substance into the environment (i) at, on, under, within or from the Assets, or (ii) by EQT Gathering, or to the Knowledge of EQT Gathering, by a third party, in connection with the operation or use of the Assets, except in compliance with applicable Environmental Laws.

Section 4.14                             Contracts.

(a)                                 Asset Disclosure Schedule 4.14(a) contains a true and complete listing of the following contracts and other agreements with respect to the ownership and operation of the Assets (each such contract or agreement being referred to herein as a “Material Contract”):

(i)                                     Any natural gas gathering or transportation agreement;

(ii)                                  Any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per annum;

(iii)                               Any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $250,000;

(iv)                              Any agreement concerning a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the Assets, or (B) requiring EQT Gathering to invest funds in or make loans to, or purchase any securities of, another Person, venture or other business enterprise relating to the Assets;

(v)                                 Any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation;

(vi)                              Any agreement that prohibits or otherwise materially limits the ability of an owner of the Assets to compete in any material respect in any line of business or with any Person or in any material geographic area during any period of time after the Closing of the Asset Contribution;

(vii)                           Any agreement with EQT Gathering or any Affiliate (other than EQM and its Subsidiaries) to the extent applicable to the Assets and which individually involves annual revenues or payments in excess of $250,000;

(viii)                        Any collective bargaining agreement;

(ix)                              Any lease under which EQT Gathering is the lessor or lessee of real property that provides for an annual base rental to or from EQT Gathering of more than $250,000;

(x)                                 Any easement agreement, right-of-way agreement, license or permit involving an annual payment of more than $250,000;

(xi)                              Any agreement that governs the use or development of Intellectual Property Assets (other than off-the-shelf software license agreements);

(xii)                           Any agreement under which the consequences of a default or termination would reasonably be expected to have a Gathering System Material Adverse Effect; or

(xiii)                        Any other agreement (or group of related agreements with the same Person) not enumerated in this Section 4.14, the performance of which by any party thereto involves consideration in excess of $250,000.

(b)                                 EQT Gathering has made available to EQM and/or EQM Gathering Opco a correct and complete copy of each Material Contract.

(c)                                  (i) Each Material Contract, and each of the other Transferred Contracts, is legal, valid and binding on and enforceable against EQT Gathering, and to the Knowledge of EQT Gathering, against the other parties thereto, and is in full force and effect; (ii) EQT Gathering is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by EQT Gathering or permit termination, modification or acceleration under any Material Contract or under any of the other Transferred Contracts; (iii) to the Knowledge of EQT Gathering, no other party to any Transferred Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Transferred Contract other than in accordance with its terms, nor has any other party repudiated any provision of any Transferred Contract; and (iv) except as set forth on Asset Disclosure Schedule 4.14(c), following the consummation of the transactions contemplated by this Agreement, each Material Contract and each of the other Transferred Contracts will continue to be legal, valid and binding and in full force and effect on identical terms.

(d)                                 EQT Gathering has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract that continues to be unresolved.

Section 4.15                             Insurance.  Asset Disclosure Schedule 4.15 sets forth a list of the material insurance policies relating to the Assets that EQT Gathering holds or of which it is the beneficiary (the “Insurance Policies”).  The Insurance Policies are in full force and effect, and EQT Gathering has not received written notice of any pending or threatened termination of such policies.  Each of the Insurance Policies are issued by an insurer that is financially sound and reputable as of the date hereof.  The Insurance Policies, taken together, provide adequate insurance coverage for all risks normally insured against by a Person carrying on the same business or businesses as EQT Gathering in the same location.  The Insurance Policies are sufficient for compliance with Applicable Law and all Material Contracts.

Section 4.16                             Brokers.  EQT Gathering has not entered (directly or indirectly) into any agreement with any Person that would obligate EQT Gathering to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

Section 4.17                             Disclosure.  No representation or warranty of EQT Gathering set forth in this Agreement, and no information contained in the Asset Disclosure Schedules, contains or will contain any untrue statement of a material fact.  To the Knowledge of EQT Gathering, there is no current state of facts that is not referenced in the representations and warranties of EQT Gathering set forth in this Agreement, or in the Asset Disclosure Schedules, that would constitute or would be reasonably likely to constitute a Gathering System Material Adverse Effect.

Section 4.18                             Investment Intent.  Each of EQM GP and EQM LP is receiving the Units for its own account with the present intention of holding the Units for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws.  Each of EQM GP and EQM LP have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risk of an investment in the Units.  EQM GP and EQM LP acknowledge that the Units will not be registered under the Securities Act or any applicable state securities law, and that such Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

Section 4.19                             Qualifying Income. For U.S. federal income tax purposes, 90% or more of the gross income of EQM for the most recent four complete calendar quarters ending before the Closing Date of the Asset Contribution for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. At the time of the consummation of the Asset Contribution, under U.S. federal income tax law, the gross income that will be generated from the Assets constitutes “qualifying income” within the meaning of Section 7704(d) of the Code.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF EQT ENERGY AND EESH

All representations and warranties of EQT Energy and EESH are made subject to the exceptions noted in the schedules delivered by EQT Energy and EESH to EQM and EQM Gathering Opco concurrently herewith and identified by the parties as the “Subco Disclosure Schedules.”  EQT Energy and EESH may, at the option of either of them, include in the Subco Disclosure Schedules items that are not material or required to be disclosed in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material or required to be disclosed, to establish any standard of materiality, or to define further the meaning of such terms for purposes of this Agreement.  Any disclosure set forth on any particular schedule with specific reference to the particular section or subsection of this Agreement to which the information set forth in the schedule relates shall be deemed disclosed with respect to other sections or subsections of this Agreement only if it is reasonably apparent from a reading of such disclosure that such disclosure also relates to such other sections or subsections.  The representations and warranties of EQT Energy and EESH shall expire on the eighteen month anniversary of the Closing of the Subco Assignment and shall no longer be of any force or effect thereafter, provided, however, that (i) the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authority and Approval), Section 5.3 (No Conflict; Required Filings and Consents) and Section 5.8 (Brokers) shall survive indefinitely, (ii) the representations and warranties set forth in Section 5.5 (Taxes) shall survive until the sixtieth day following the expiration of the applicable statute of limitations with respect to the matters covered thereby and (iii) the representations and warranties set forth in Section 5.6 (Contracts) and Section 5.10 (Real Property) shall survive until the third anniversary of the Closing Date of the Subco Assignment.  EQT Energy and EESH hereby represent and warrant to EQM and EQM Gathering Opco as follows:

Section 5.1                                    Organization.  Each of EQT Energy, EESH and Subco is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and has full limited liability company or limited partnership, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 5.2                                    Authority and Approval.

(a)                                 Each of EQT Energy and EESH has full limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by each of EQT Energy and EESH of this Agreement and the consummation by each of EQT Energy and EESH of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company or limited partnership, as applicable, action of the part of each of EQT Energy and EESH.  No other limited liability company or limited partnership, as applicable, proceeding on the part of each of EQT Energy or EESH is necessary to authorize its execution, delivery or performance of this Agreement or its consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of EQT Energy and EESH.  This Agreement constitutes the legal, valid and binding obligations of each of EQT Energy and EESH, enforceable against each of EQT Energy and EESH in accordance with its terms.

(b)                                 The Board of Managers of EQT Energy, on behalf of EQT Energy, in its individual capacity and as general partner of EESH, at a meeting thereof duly called and held or by written consent in accordance with the DLLCA, the DRULPA, and the limited liability company agreement of EQT Energy and the partnership agreement of EESH in effect on the date of such meeting or the execution and delivery of the written consent, approved this Agreement and the assignment and conveyance of the Subco Interest to EQM.

Section 5.3                                    No Conflict; Required Filings and Consents.

(a)                                 Except as otherwise provided in Section 5.3(b), the execution, delivery and performance of this Agreement and the Subco Interest Assignment Agreement by each of EQT Energy and EESH, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)                                     Violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions (including provisions addressing transfer of limited liability company and partnership interests) of the certificate of formation, limited liability company agreement, certificate of limited partnership or partnership agreement of EQT Energy, EESH or Subco, as applicable;

(ii)                                  Conflict with or violate any provision of Applicable Law, including any restrictions on transfer under the DLLCA, the DRULPA or applicable federal or state securities laws;

(iii)                               Conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, Contract (including the Subco Contracts and the Base Contracts), commitment, license, concession, permit, lease, joint venture or other instrument to which EQT Energy, EESH or Subco, as applicable, is a party; or

(iv)                              Result in the creation of any Lien on the Subco Interest, Subco or Subco’s assets, under any such indenture, mortgage, agreement, Contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Subco Material Adverse Effect.

(b)                                 Neither EQT Energy nor EESH is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by each of EQT Energy and EESH of this Agreement or the Subco Interest Assignment Agreement or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of EQT Energy, EESH or Subco, except for (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Subco Material Adverse Effect, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” Applicable Law or (iv) as otherwise indicated in Subco Disclosure Schedule 5.3.

(c)                                  No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover law is, or as of the Closing Date of the Subco Assignment will be, applicable to the transactions contemplated by this Agreement.

Section 5.4                                    Litigation; Laws and Regulations.

(a)                                 There are no material (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to EQT Energy’s or EESH’s Knowledge, threatened, against EQT Energy, EESH or Subco, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against EQT Energy, EESH or Subco or (iii) pending or, to EQT Energy’s or EESH’s Knowledge, threatened, investigations by any Governmental Authority against EQT Energy, EESH or Subco, in each case with respect to the Subco Interest, the Subco Contracts, the Base Contracts or the Subco Business.

(b)                                 Neither EQT Energy, EESH nor Subco is in material violation of or in material default under any material Applicable Law relating to the Subco Interest, the Subco Contracts, the Base Contracts or the Subco Business.

Section 5.5                                    Taxes.  (i) All Tax Returns required to be filed by or with respect to the Subco Interest and the assets of Subco have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by EQT Energy, EESH or any of their respective Affiliates with respect to the Subco Interest and the assets of Subco, as applicable, which are or have become due, have been timely paid in full; (iii) there are no Liens on the Subco Interest or the assets of Subco that arose in connection with any failure (or alleged failure) to pay any Tax on the Subco Interest or the assets of Subco, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; and (iv) there is no pending action, proceeding or, to the Knowledge of EQT Energy or EESH, Tax Proceeding and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Subco Interest or the assets of Subco.

Section 5.6                                    Contracts.

(a)                                 Each of EQT Energy and EESH has made available to EQM and/or EQM Gathering Opco a correct and complete copy of each Subco Contract. On the Closing Date of the Subco Assignment, other than the Subco Contracts, Subco is not a party to any other Contract except as set forth on Subco Disclosure Schedule 5.6(a).

(b)                                 (i) As of the date hereof, each of the Subco Contracts and the Base Contracts is legal, valid and binding on and enforceable against EQT Energy, and to the Knowledge of EQT Energy, each of the other parties thereto, and is in full force and effect and, as of the Closing of the Subco Assignment and following the Subco Assignment, each of the Subco Contracts, the Base Contracts and the Services Agreement will be, and will continue to be, legal, valid and binding on and enforceable against Subco or EQT Energy, as applicable, and to the Knowledge of EQT Energy and EESH, each of the other parties thereto on identical terms, and in full force and effect; (ii) neither EQT Energy nor Subco is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by EQT Energy or Subco or permit termination, modification or acceleration under any of the Subco Contracts, the Base Contracts or the Services Agreement and (iii) to the Knowledge of EQT Energy and EESH, no other party to any Subco Contract or Base Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Subco Contract or Base Contract other than in accordance with its terms, nor has any other party repudiated any provision of any Subco Contract or Base Contract.

(c)                                  At the Closing of the Subco Assignment, Subco will be vested with valid title to the Subco Contracts, free and clear of all Liens. Other than the Subco Contracts and the Services Agreement, no other personal property is necessary for the operation of the Subco Business in substantially the same manner as it is currently being conducted. There are no Nonassignable Assets related to the Subco Business.

(d)                                 The Subco Contracts and the Services Agreement are adequate to conduct the Subco Business by Subco substantially in accordance with EQT Energy’s past practice and in compliance with any material Applicable Law or requirements of a Governmental Authority.

(e)                                  Neither EQT Energy, EESH nor Subco has given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Subco Contract or Base Contract that continues to be unresolved.

Section 5.7                                    Capitalization; Title to Subco Interest.

(a)                                 Immediately prior to the Closing of the Subco Assignment, EESH will be the sole member of Subco and will own, beneficially and of record, all of the authorized, issued and outstanding limited liability company interests of Subco, consisting of Class A and Class B limited liability company interests, free and clear of all Liens. The Subco Interest represents 100% of the issued and outstanding Class B limited liability company interests in Subco.

(b)                                 There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire any equity interests of or in Subco (other than in connection with the Subco Contribution and the Transactions), (ii) no commitments on the part of Subco to issue limited liability company interests, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of Subco reserved for issuance for any such purpose.  Subco has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities (including its limited liability company interests).  Except for this Agreement and the Subco LLC Agreement, there is no voting trust or agreement, stockholders’ agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of Subco (including its limited liability company interests).  Subco does not own any equity interests in any other Person. The Subco Interest has been duly authorized and is validly issued, fully paid (to the extent required under the limited liability company agreement of Subco) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA).

Section 5.8                                    Brokers.  Neither EQT Energy, EESH nor Subco has entered (directly or indirectly) into any agreement with any Person that would obligate EQT Energy, EESH or Subco to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

Section 5.9                                    Licenses; Permits.

(a)                                 As of the date of this Agreement, except as set forth in Subco Disclosure Schedule 5.9, EQT Energy, EESH or Subco has all material Permits relating to the Subco Business and the Subco Contracts.

(b)                                 All material Permits relating to the Subco Business and the Subco Contracts are in full force and effect and are validly held by EQT Energy, EESH or Subco.

(c)                                  Except as set forth on Subco Disclosure Schedule 5.9, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cancel, suspend, terminate or otherwise require modification of any material Permits relating to the Subco Business or the Subco Contracts, other than any modifications that might be necessary or required in connection with the transfer of such Permits to Subco.

(d)                                 EQT Energy, EESH or Subco has complied in all material respects with all terms and conditions of the Permits relating to the Subco Business.

(e)                                  There is no outstanding written notice, nor to EQT Energy’s or EESH’s Knowledge, any other notice of revocation, suspension, cancellation or termination of any material Permit relating to the Subco Business or Subco Contracts.

(f)                                   No proceeding is pending or, to EQT Energy’s or EESH’s Knowledge, threatened with respect to any alleged failure by EQT Energy, EESH or Subco to have any material Permit necessary for the operation of the Subco Business or the performance by EQT Energy, EESH or Subco of its obligations under the Subco Contracts or to be in compliance therewith.

Section 5.10                             Real Property. Subco does not own or lease any real property and will not acquire any fee or leasehold interests in real property in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.11                             Insurance. Subco Disclosure Schedule 5.11 sets forth a list of the material insurance policies relating to the Subco Business that EQT Energy or EESH holds or of which it is beneficiary (the “Subco Insurance Policies”). The Subco Insurance Policies are in full force and effect and, as of the Closing of the Subco Assignment, Subco will be the beneficiary of the Subco Insurance Policies. Each of EESH and EQT Energy has not received written notice of any pending or threatened termination of the Subco Insurance Policies. Each of the Subco Insurance Policies are issued by an insurer that is financially sound and reputable as of the date hereof. The Subco Insurance Policies, taken together, provide adequate insurance coverage for all the risks normally insured against by a Person carrying on the same business as the Subco Business in the same location. The Subco Insurance Policies are sufficient for compliance with Applicable Law and the Subco Contracts.

Section 5.12                             Qualifying Income. At the time of the consummation of the Subco Assignment, under U.S. federal income tax law, the gross income that will be generated from the Subco Interest constitutes “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 5.13                             Disclosure.  No representation or warranty of EQT Energy or EESH set forth in this Agreement, and no information contained in the Subco Disclosure Schedules, contains or will contain any untrue statement of a material fact.  To the Knowledge of EQT Energy and EESH, there is no current state of facts that is not referenced in the representations and warranties of EQT Energy and EESH set forth in this Agreement, or in the Subco Disclosure Schedules, that would constitute or would be reasonably likely to constitute a Subco Material Adverse Effect.

ARTICLE VI
COVENANTS

Section 6.1                                    Conduct of Business Prior to the Closing.

(a)                                 Between the date of this Agreement and the Closing Date of the Asset Contribution, unless EQM shall otherwise agree in writing and except as otherwise contemplated by this Agreement or the Asset Disclosure Schedules, EQT Gathering hereby agrees that the ownership and operation of the Assets shall be conducted only in the ordinary course of business consistent with past practice; and EQT Gathering shall use commercially reasonable efforts to (i) preserve intact the business organization and assets of EQT Gathering, (ii) keep available the services of the current officers and consultants of EQT Gathering, (iii) preserve intact the Assets and (iv) preserve the current relationships of EQT Gathering (solely with respect to the Assets) with distributors, customers, suppliers and other Persons with which EQT Gathering has significant business relations.  By way of amplification and not limitation, between the date of this Agreement and the Closing Date of the Asset Contribution, except as required by Applicable Law, EQT Gathering shall not do, or propose to do, directly or indirectly, any of the following without the prior written consent of EQM, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)                                     Enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement that affects the Assets;

(ii)                                  Sell, pledge, distribute (or declare a distribution with respect to), dividend (or declare a dividend with respect to), dispose of or otherwise subject to any Lien (other than a Permitted Lien) its interest in the Assets;

(iii)                               Incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, in each case, that would be Asset Liabilities or that affect the Assets;

(iv)                              (1) Amend, waive, or modify in any material respect or consent to the termination of any Material Contract or amend, waive, modify or consent to the termination of any rights of EQT Gathering thereunder, and (2) Enter into any Contract relating to the Assets other than in the ordinary course of business consistent with past practice;

(v)                                 Enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case which relates to the Assets;

(vi)                              Other than in the ordinary course of business consistent with past practice, permit the lapse of any right relating to Intellectual Property Assets or any other material intangible asset used in the business of the Assets;

(vii)                           Commence or settle any Action other than cash settlements that do not involve any covenants or other agreements limiting the activities of EQT Gathering relating to the Assets and that do not involve payments individually or in the aggregate in excess of $25,000;

(viii)                        With respect to the Assets,  accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except, in each case, in the ordinary course of business consistent with past practice;

(ix)                              Take any action, or intentionally fail to take any action, that would result in a breach of any covenant made by EQT Gathering in a Transferred Contract or that has or would reasonably be expected to have a Gathering System Material Adverse Effect; and

(x)                                 Announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

(b)                                 Between the date of this Agreement and the Closing Date for the Subco Assignment, unless EQM shall otherwise agree in writing and except as otherwise contemplated by this Agreement or the Subco Disclosure Schedules, EQT Energy and EESH, as applicable, hereby agree that the ownership and operation of the Subco Business shall be conducted only in the ordinary course of business consistent with past practice; and EQT Energy and EESH, as applicable, shall use commercially reasonable efforts to (i) preserve intact the Subco Contracts and the Subco Business and (ii) preserve the current relationships of either of EQT Energy or EESH (solely with respect to the Subco Business) with distributors, customers, suppliers and other Persons with which either of EQT Energy or EESH has significant business relations. By way of amplification and not limitation, between the date of this Agreement and the Closing Date for the Subco Assignment, except as required by Applicable Law, neither EQT Energy nor EESH, as applicable, shall do, or propose to do, directly or indirectly, any of the following without the prior written consent of EQM, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)                                     Enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement that materially affects the Subco Business or Subco Interests;

(ii)                                  Sell, pledge, distribute (or declare a distribution with respect to), dividend (or declare a dividend with respect to), dispose of (other than pursuant to the Subco Contribution) or otherwise subject to any Lien (other than a Permitted Lien) its interest in Subco, the assets of Subco or the Subco Contracts;

(iii)                               Incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, in each case, that would materially affect the Subco Interests or the Subco Business;

(iv)                              (1) Amend, waive, or modify in any material respect or consent to the termination of the Subco Contracts or amend, waive, modify or consent to the termination of any rights of EQT Energy, EESH or Subco thereunder, and (2) Enter into any Contract relating to the Subco Business other than in the ordinary course of business consistent with past practice;

(v)                                 Enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case which relates to the Subco Business;

(vi)                              Other than in the ordinary course of business consistent with past practice, permit the lapse of any right relating to any material intangible asset used in the Subco Business;

(vii)                           Commence or settle any Action other than cash settlements that do not involve any covenants or other agreements limiting the activities of EQT Energy, EESH or Subco relating to the Subco Business and that do not involve payments individually or in the aggregate in excess of $25,000;

(viii)                        With respect to the Subco Business, accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except, in each case, in the ordinary course of business consistent with past practice;

(ix)                              Take any action, or intentionally fail to take any action, that would result in a breach of any covenant made by EQT Energy or EESH in the Subco Contracts or that has or would reasonably be expected to have a Subco Material Adverse Effect; and

(x)                                 Announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 6.2                                    Access to Information.  From the date hereof until the applicable Closing Date, EQT Gathering, EQT Energy, and EESH shall afford EQM and its Representatives reasonably complete access, upon reasonable prior notice (including for inspection and copying) and at reasonable times to the Representatives of EQT Gathering, EQT Energy and EESH, to the properties, offices, plants and other facilities (a) that make up the Assets or that are used to operate or maintain the Assets and (b) of Subco, and to the books and records of EQT Gathering and Subco, and shall furnish EQM and its Representatives with such financial, operating and other data and information relating to the Assets and Subco as EQM may reasonably request.  EQT Gathering, EQT Energy and EESH shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of EQT Gathering, EQT Energy or EESH, if applicable, or contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, or if such access or disclosure is specifically restricted under the terms of a confidentiality agreement entered into prior to the date of this Agreement.  The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 6.3                                    Notification of Certain Matters; Supplements to Disclosure Schedules.

(a)                                 EQT Gathering, EQT Energy and EESH shall give prompt written notice to EQM of (i) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would render any representation or warranty of EQT Gathering, EQT Energy or EESH, as applicable, contained in this Agreement or any Ancillary Agreement if made on or immediately following the date of such event, untrue and incorrect in any material respect; (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Gathering System Material Adverse Effect or Subco Material Adverse Effect, as applicable; (iii) any failure of EQT Gathering, EQT Energy or EESH to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the obligations of EQM or EQM Gathering Opco hereunder; (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; or (v) any Action pending or, to EQT Gathering’s, EQT Energy’s or EESH’s Knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)                                 EQM and/or EQM Gathering Opco shall give prompt written notice to EQT Gathering, EQT Energy and EESH of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of EQM or EQM Gathering Opco contained in this Agreement or any Ancillary Agreement if made on or immediately following the date of such event, untrue and incorrect in any material respect; (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have an EQM Material Adverse Effect; (iii) any failure of EQM or EQM Gathering Opco to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to EQT Gathering’s, EQT Energy’s or EESH’s obligations hereunder; (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; or (v) any Action pending or, to the Knowledge of EQM or EQM Gathering Opco, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(c)                                  Each of EQT Gathering, EQT Energy, EESH and EQM shall supplement, in writing and in the same form as originally prepared, the information set forth in the Asset Disclosure Schedules, the Subco Disclosure Schedules and the EQM Disclosure Schedules, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules or in any representation or warranty of EQT Gathering, EQT Energy, EESH, EQM or EQM Gathering Opco, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof; provided, however, that no party may supplement the information set forth in the Disclosure Schedules pursuant to this Section 6.3(c) following the date that is five (5) Business Days prior to the applicable Closing Date.  Notwithstanding anything to the contrary herein, upon the providing of any supplement permitted to be provided under this Section 6.3(c), the Asset Disclosure Schedules, the Subco Disclosure Schedules or the EQM Disclosure Schedules, as applicable, shall be treated as being amended with respect to such supplemented information; provided, however, no such supplement shall have any effect for purposes of determining (i) the satisfaction of the conditions set forth in Article VII, the compliance by EQT Gathering, EQT Energy, EESH, EQM or EQM Gathering Opco with any covenant set forth herein or for purposes of either party’s right to terminate this Agreement under Article VIII or (ii) the entitlement of a party to indemnification under Article IX.

Section 6.4                                    Confidentiality.  Except as required by Applicable Law, including in connection with the Offering, each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby until the applicable Closing Date.

Section 6.5                                    Commercially Reasonable Efforts.

(a)                                 Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, and to cause their Affiliates to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from EQM GP, the Board of Directors, or any other governing entity or organization applicable to a party hereto, any corporate, partnership or limited liability company consents, approvals or authorizations as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders and provide to Governmental Authorities and other Persons all notices, as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (iii) promptly make all necessary filings and thereafter make any other required submissions, with respect to this Agreement required under any Applicable Law, and (iv) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  In furtherance and not in limitation of the foregoing, the parties hereto shall permit each other reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement, either of the Transactions or the other transactions contemplated hereby, and shall not settle or compromise any such claim, suit or cause of action without EQM’s, EQT Gathering’s and EESH’s written consent.  Notwithstanding anything herein to the contrary, no party shall be required by this Section 6.5 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any material assets of EQM, EQT Gathering (except for the Assets pursuant to the Transactions), EQT Energy (except for the limited liability company interests in Subco pursuant to the Subco Contribution),  EESH (except for the Subco Interest pursuant to the Transactions) or any of their respective Affiliates, or (B) limit in any material respect EQM’s freedom of action with respect to, or its ability to consolidate and control, EQM Gathering Opco or any of its assets or businesses or any of EQM’s or its Affiliates’ other assets or businesses.

(b)                                 Without limitation to the provisions of subsection (a) hereof, EQT Gathering, EQT Energy, EESH and EQM shall give promptly such notice to third parties and obtain such third party consents and estoppel certificates as the other party may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  The parties shall cooperate and assist one another in giving such notices and obtaining such consents and estoppel certificates; provided, however, that no party shall have any obligation to give any guarantee or other material consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any material change in the terms of any agreement or arrangement.

(c)                                  None of the parties shall, directly or indirectly, enter into any agreement with a Governmental Authority to, or represent to a Governmental Authority that it will, delay or not consummate the transactions contemplated by this Agreement or any Ancillary Agreement, except with the prior written consent of EQM, on the one hand, or EQT Gathering and EESH, on the other hand, as the case may be (each grouping being considered a “party” for purposes of this section), such consent not to be unreasonably withheld.  To the extent permitted by Applicable Law and subject to any confidentiality restrictions of such Governmental Authority, each party shall (x) promptly notify the other party of any written communication to that party from any Governmental Authority and, subject to Applicable Law and subject to any confidentiality restrictions of such Governmental Authority, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and (z) furnish the other party with copies of all correspondence and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.  Each party shall promptly notify the other parties in writing of any pending or, to the Knowledge of such party, threatened proceeding or investigation by any Governmental Authority or any other person (i) challenging this Agreement or the consummation of the transactions contemplated hereby or seeking material damages in connection with consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 6.6                                    Public Announcements.  None of EQM, EQM Gathering Opco, EQT Gathering, EQT Energy or EESH, nor any of their Representatives, will issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Transactions, without the prior written consent of EQM GP, except as may be required by Applicable Law or any securities exchange on which the securities of a party are listed for trading, and in which case, the party required to issue such release shall provide

EQM GP with reasonable advance notice prior to making any such disclosure, and shall consult with the other party regarding the form and content of such required disclosure.

Section 6.7                                    Acknowledgements.  Each of EQM and EQM Gathering Opco, on the one hand, and EQT Gathering, EQT Energy and EESH, on the other hand, acknowledges that it has relied on the representations and warranties of the other parties expressly and specifically set forth in this Agreement, including, in the case of EQM and EQM Gathering Opco, the Asset Disclosure Schedules and the Subco Disclosure Schedules as they exist on the date hereof and attached hereto, and, in the case of EQT Gathering and EESH, the EQM Disclosure Schedules as they exist on the date hereof  and  attached hereto.  Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied  are specifically disclaimed.

Section 6.8                                    Tax Matters.

(a)                                 Assistance and Cooperation.  EQM, EQT Gathering, EQT Energy and EESH agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Assets or Subco as is reasonably requested by EQM, EQT Gathering, EESH or any Affiliate for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any Tax claim.  The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.  Any information obtained under this Section 6.8 shall be held confidential by the receiving party in the same manner as it holds confidential its own similar information, except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or (ii) with the consent of EQM, EQT Gathering and EESH.

(b)                                 Transfer Taxes.  All sales, use, transfer, gains, stamp, duties, recording, and similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the Transactions and the transfer of Consideration pursuant thereto shall be borne equally by EQM and EQT Gathering.  EQM, EQT Gathering, EQT Energy and EESH shall cooperate in causing the filing of all necessary Tax Returns and timely pay all such Transfer Taxes as required by Applicable Law.

(c)                                  Tax Allocation and Indemnification.  Except as provided in Section 6.8(b), EQT Gathering shall retain responsibility for (and shall be entitled to any refunds with respect to), and shall indemnify EQM and EQM Gathering Opco for, all Taxes related to the Assets attributable to taxable periods ending on or prior to the Closing Date of the Asset Contribution (the “Pre-Closing Period”), and EQM shall assume responsibility for (and shall be entitled to any refunds with respect to), and shall indemnify EQT Gathering for, all Taxes related to the Assets attributable to taxable periods beginning after the Closing Date of the Asset Contribution (the “Post-Closing Period”).  In the case of any Taxes related to the Assets that are payable for any taxable period that begins before and ends after the Closing Date of the Asset Contribution (any “Straddle Period”), the portion of such Taxes attributable to the period of time prior to the Closing Date of the Asset Contribution (a) in the case of any property, ad valorem, or similar

Taxes, shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date of the Asset Contribution and the denominator of which is the number of days in the Straddle Period, and (b) in the case of all other Taxes, shall be deemed equal to the amount which would be payable as computed on an interim closing-of-the-books basis if the relevant Tax period ended at the close of business on the Closing Date of the Asset Contribution.  EQT Gathering shall be responsible for, and shall indemnify EQM and EQM Gathering Opco for, all Taxes related to the Assets, Subco and the Subco Interests with respect to the portion of any Straddle Period prior to the Closing Date for the Asset Contribution and Subco Assignment, respectively.  EQM and EQM Gathering Opco shall be responsible for, and shall indemnify EQT Gathering for all Taxes related to the Assets and the Subco Interests with respect to the portion of any Straddle Period after the Closing Date for the Asset Contribution and Subco Assignment, respectively.

(d)                                 Filing of Tax Returns; Payment of Taxes.  Except as otherwise provided, regardless of which party is responsible for Taxes under this Section 6.8, EQT Gathering shall handle payment to the appropriate Governmental Authority of all Taxes with respect to any Pre-Closing Period (and shall file all such Tax Returns), and EQM shall handle payment to the appropriate Governmental Authority of all Taxes with respect to any Post-Closing Period (and shall file all such Tax Returns).  EQT Gathering shall deliver to EQM within thirty (30) days of filing copies of all Tax Returns filed by or on behalf of EQT Gathering after the Closing Date of the Asset Contribution relating to the Assets and any supporting documentation provided by or on behalf of EQT Gathering to taxing authorities, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes.

(e)                                  Tax Treatment and Related Covenants.

(i)                                     Except as otherwise provided in this Section 6.8(e), the parties acknowledge that the Asset Contribution is properly characterized as a transaction described in Sections 721(a) and 731 of the Code and agree to file all Tax Returns in a manner consistent with such treatment.

(ii)                                  The Cash Amount, to the extent set forth in Section 2.8(b), shall be treated (A) as a “debt-financed transfer” to EQT Production Company under Treasury Regulations Section 1.707-5(b) to the extent the cash is traceable under the principles of Treasury Regulations Section 1.163-8T to EQT Production Company’s allocable share, determined under Treasury Regulations Section 1.707-5(b)(2), of indebtedness of EQM, (B) as a reimbursement of EQT Production Company’s preformation expenditures with respect to the Assets within the meaning of Treasury Regulations Section 1.707-4(d) to the extent applicable, and (C) as the proceeds of a sale by EQT Production Company of the Assets to EQM to the extent clauses (A) and (B), or any other exceptions to the “disguised sale” rules under Section 707 and the Treasury Regulations thereunder, are inapplicable.  For a period of four (4) years, except with the prior written consent of EQT Production Company, EQM will not, and EQM has no current plans to, make any payment that would reduce the outstanding principal balance of any indebtedness of EQM referenced above in clause (A), other than with the proceeds of a successor debt that (x) qualifies as, and is treated by EQM as, a continuation of the debt repaid under

Treasury Regulations Section 1.707-5(c) as now in effect or under a comparable successor rule, and (y) under applicable federal income tax law is treated as allocable to EQT Production Company under the principles of the debt-financed transfer exception to the disguised sale rules provided in Treasury Regulations Section 1.707-5(b) as now in effect or under a comparable successor rule to the extent the reduced balance of the repaid debt was so allocated.

(iii)                               Except with the prior written consent of EQT Production Company, EQM agrees to act at all times in a manner consistent with this intended treatment of the Cash Amount, to the extent set forth in Section 2.8(b), including, if required, disclosing the distribution of the Cash Amount in accordance with the requirements of Treasury Regulations Section 1.707-3(c)(2).

(iv)                              For federal and applicable state income tax purposes, the assignment and conveyance of the Subco Interest shall be treated as a loan by EQM to EESH of an amount of cash equal to the amount set forth in Section 2.8(a).

(f)                                   Cooperation Regarding Allocation of Contribution Value.  To the extent that any portion of the Consideration allocable to the Asset Contribution is treated as received pursuant to a sale pursuant to Treasury Regulations Section 1.707-3, EQT Gathering and EQM shall cooperate to prepare an allocation of the Consideration among the various classes of the Assets in accordance with and as provided by Section 1060 of the Code.  The parties agree that, except as otherwise required by Applicable Law, any Tax Returns or other tax information they may file or cause to be filed with any Government Authority shall be prepared and filed consistently with any such agreed upon allocation.  The parties agree that, to the extent required by Applicable Law, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.

(g)                                  Like-Kind Exchange.  Any party to this Agreement may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Code, and the regulations promulgated thereunder, with respect to any or all of the Assets (a “Like-Kind Exchange”) at any time prior to the Closing Date of the Asset Contribution. In order to effect a Like-Kind Exchange, a non-electing party shall cooperate and do all acts as may be reasonably required or requested by the party electing for a Like-Kind Exchange with regard to effecting such Like-Kind Exchange, including, but not limited to, permitting such Party to assign its rights under this Agreement to a Qualified Intermediary (“QI”) of such party’s choice in accordance with Treasury Regulations Section 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange. EQM reserves the right, at or prior to Closing of the Asset Contribution, to assign its rights or a portion thereof under this Agreement with respect to any or all of the Assets to EQM’s Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) (“QEAT”) in connection with effecting a Like-Kind Exchange. EQT Gathering and EQM acknowledge and agree that a whole or partial assignment of this Agreement to a QI or QEAT shall not release either EQT Gathering or EQM from, or expand, any of their respective liabilities and obligations to each other under this Agreement. The party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale or purchase, as applicable, of the Assets if such costs are the result of the other party’s Like-Kind

Exchange, and the party electing to consummate the sale as a Like-Kind Exchange agrees to hold harmless and indemnify the other party from and against all costs, expenses, claims, losses and liabilities, if any, resulting from the Like-Kind Exchange.

(h)                                 Dispositions.  EQM represents that it has no present intention to sell or otherwise dispose of any material portion of the Assets or Subco Interest acquired pursuant to the Transactions in a taxable transaction for federal income tax purposes.  In the event that, within seven (7) years following the Asset Contribution, EQM desires to effect a disposition of a material portion of the Assets acquired pursuant to the Asset Contribution in a manner that results in a material increase to the tax liability of EQT Gathering resulting from the allocation of income or gain pursuant to Section 704(c) of the Code (a “Material Disposition Transaction”), such a Material Disposition Transaction would be required to be approved by an independent committee appointed for such purpose by the EQM GP Board of Directors.

Section 6.9                                    Access to Excluded Assets.  Following the Closing of the Asset Contribution, employees of EQT Gathering which are seconded to EQM Gathering Opco pursuant to the O&M Agreement shall be granted access to those Excluded Assets which are necessary to operate the Assets. EQM Gathering Opco and EQM shall receive any benefits of such Excluded Assets and any other Excluded Assets that are related to the Transferred Contracts in order to carry out the intent of the transactions contemplated hereby and the Ancillary Agreement.

Section 6.10                             Reimbursement of Expansion Capital Cost Overruns. EQM Gathering Opco acknowledges and agrees that following the Closing of the Asset Contribution it shall be obligated under the MPPS Gas Gathering Agreement to construct the MPPS Expansions in accordance with the terms of the MPPS Gas Gathering Agreement.  EQT Gathering agrees to promptly reimburse EQM Gathering Opco for the amount by which the aggregate costs of the MPPS Expansions paid by EQM Gathering Opco  (i) prior to December 31, 2017, exceeds $307,000,000 (such reimbursed amount, if any, being the “Interim Reimbursement”) and (ii) prior to December 31, 2020 (the aggregate cost as of such date being the “Final Cost”), exceeds the cumulative amount of $369,100,000; provided, that if, (i) the Final Cost is less than $369,100,000, EQM Gathering Opco shall refund to EQT Gathering the entirety of the Interim Reimbursement, (ii) the Final Cost is greater than $369,100,000 but less than the sum of $369,100,000 plus the Interim Reimbursement, EQM Gathering Opco shall refund to EQT Gathering the amount by which the Interim Reimbursement exceeds the difference of the Final Cost less $369,100,000 and (iii) the Final Cost is greater than or equal to the sum of $369,100,000 plus the Interim Reimbursement, no refund of the Interim Reimbursement is required, but the additional reimbursement in connection with the Final Cost shall be reduced by the Interim Reimbursement already paid.  If construction of any of the MPPS Expansions is delayed past December 31, 2020 as a result of factors not within the control of EQM Gathering Opco, the reimbursement and refund obligations tied to such date shall be extended to ninety (90) days after the date of completion of such MPPS Expansions.  For federal income tax purposes, EQM will report such payments, if any, as a purchase price adjustment in the form of a contribution to the capital of EQM or a non-pro rata distribution by EQM, as the case may be.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1                                    General Conditions.  The respective obligations of each party to consummate each of the Transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the applicable Closing, of each of the following conditions, any of which may, to the extent permitted by Applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a)                                 No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Transaction or the Ancillary Agreement(s) relating to such Transaction.

(b)                                 No Litigation.  There shall not be pending any suit, action or proceeding by or before any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Transaction or the Ancillary Agreement(s) relating to such Transaction or seeking damages in connection therewith.

(c)                                  Consents and Approvals.  All authorizations, consents, orders and approvals of all Governmental Authorities set forth in EQM Disclosure Schedule 3.4, Asset Disclosure Schedule 4.3 and Subco Disclosure Schedule 5.3 hereto, as applicable to such Transaction, shall have been received or waived by such Governmental Authority and shall be reasonably satisfactory in form and substance to such party, and any notice periods set forth in EQM Disclosure Schedule 3.4, Asset Disclosure Schedule 4.3 and Subco Disclosure Schedule 5.3, as applicable to such Transaction, with respect to Governmental Authorities hereto shall have expired or been waived by the Governmental Authority entitled to such notice.

(d)                                 Offering.  The Offering shall have been consummated and EQM shall have received not less than $500,000,000 of net offering proceeds therefrom.

Section 7.2                                    Conditions to Obligations of EQT Gathering and EESH.  The obligations of EQT Gathering and EESH to consummate its respective Transaction contemplated by this Agreement shall be subject to the fulfillment, at or prior to the applicable Closing, of each of the following conditions (unless a condition is otherwise indicated to apply only to a particular Transaction), any of which may be waived in writing by EQT Gathering or EESH, as applicable, in its sole discretion:

(a)                                 Representations, Warranties and Covenants.  The representations and warranties of EQM and EQM Gathering Opco contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or EQM Material Adverse Effect, which representations and warranties shall be true in all respects) both when made and as of the applicable Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or EQM Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date.  EQM and EQM Gathering Opco shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the applicable Closing.  EQT Gathering, with respect to the Asset Contribution, and EESH, with respect to the Subco Assignment, shall have received from EQM (on behalf of itself and EQM Gathering Opco) a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of EQM.

(b)                                 Ancillary Agreements.  EQT Gathering and EESH shall have received an executed counterpart of each of the Ancillary Agreements relating to such Transaction, signed by each party thereto.

(c)                                  No EQM Material Adverse Effect.  There shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have an EQM Material Adverse Effect.  EQT Gathering, with respect to the Asset Contribution, and EESH, with respect to the Subco Assignment, shall have received from EQM (on behalf of itself and EQM Gathering Opco) a certificate to such effect, signed by a duly authorized officer of EQM.

(d)                                 Lender Consents.  With respect to the Closing of the Subco Assignment, Parent shall have (i) received the written consent thereto from the requisite lenders under that certain Amended and Restated Revolving Credit Agreement dated as of February 18, 2014 by and among Parent, as Borrower, PNC Bank, National Association, as Administrative Agent, and the other parties thereto and (ii) received the written consent thereto from the requisite note holders under, or paid off all obligations with respect to, that certain Note Purchase and Exchange Agreement, dated as of May 2, 2011, as amended, among EQT Production Company, EQT and the note holders party thereto.

Section 7.3                                    Conditions to Obligations of EQM and EQM Gathering Opco.  The obligations of EQM and EQM Gathering Opco to consummate each Transaction contemplated by this Agreement shall be subject to the fulfillment, at or prior to the applicable Closing, of each of the following conditions (unless a condition is otherwise indicated to apply only to a particular Transaction), any of which may be waived in writing by EQM (on behalf of itself and EQM Gathering Opco) in its sole discretion:

(a)                                 Representations, Warranties and Covenants.  The representations and warranties of EQT Gathering, EQT Energy and EESH contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Gathering System Material Adverse Effect or Subco Material Adverse Effect, as applicable, which representations and warranties shall be true in all respects) both when made and as of the applicable Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Gathering System Material Adverse Effect or Subco Material Adverse Effect, as applicable, which representations and warranties shall be true in all respects) as of such specified date.  EQT Gathering, EQT Energy and EESH, as applicable to the applicable Transaction, shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing of such Transaction.  EQM shall have received (i) from EQT Gathering, with respect to the Asset Contribution, and (ii) from EQT Energy and EESH, with respect to the Subco Assignment, a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of EQT Gathering, EQT Energy and the general partner of EESH, as applicable.

(b)                                 Ancillary Agreements.  EQM shall have received an executed counterpart of each of the Ancillary Agreements relating to the applicable Transaction, signed by each party thereto other than EQM and its Subsidiaries.

(c)                                  No Gathering System Material Adverse Effect or Subco Material Adverse Effect.  There shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have (1) with respect to the Asset Contribution, a Gathering System Material Adverse Effect, or (2) with respect to the Subco Assignment, a Subco Material Adverse Effect.  EQM shall have received (i) from EQT Gathering, with respect to the Asset Contribution, and (ii) from EQT Energy and EESH, with respect to the Subco Assignment, a certificate to such effect, signed by a duly authorized officer of EQT Gathering, EQT Energy and the general partner of EESH, as applicable.

(d)                                 Subco LLC Agreement and Subco Guaranty. With respect to the Closing of the Subco Assignment, EQM shall have received the Subco LLC Agreement and the Subco Guaranty, executed by each of the parties thereto.

(e)                                  Asset Contribution Closing. With respect to the Closing of the Subco Assignment, the Closing of the Asset Contribution shall have occurred, or will occur contemporaneously with the Closing of the Subco Assignment.

(f)                                   Subco Contracts. With respect to the Closing of the Subco Assignment, evidence, in the form of an assignment agreement, that the Subco Contracts, and all of EQT Energy’s right, title and interest thereto, have been assigned to Subco.

(g)                                  FIRPTA Affidavit.  With respect to the Closing of the Asset Contribution, EQT Gathering shall cause to be delivered to EQM an affidavit of EQT Production Company demonstrating non-foreign status meeting the requirements of Section 1445 of the Code.

(h)                                 Subco Contribution.  With respect to the Closing of the Subco Assignment, evidence, in a form reasonably satisfactory to EQM that the Subco Contribution shall have been effectuated.

(i)                                     Services Agreement.  With respect to the Closing of the Subco Assignment, evidence, in a form reasonably satisfactory to EQM that the Services Agreement is in full force and effect.

ARTICLE VIII
TERMINATION

Section 8.1                                    Termination.  This Agreement may be terminated at any time prior to the Closing of the Asset Contribution:

(a)                                 by mutual written consent of EQT Gathering, EESH and EQM;

(b)                                 (i) by EQM, if EQT Gathering or EESH breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a), (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by EQM or (ii) by EQT Gathering or EESH, if EQM or EQM Gathering Opco breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a), (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by EQT Gathering and EESH;

(c)                                  (i) by EQM, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to 120 days after the signing of this Agreement (the “Outside Date”) or (ii) by EQT Gathering or EESH, if any of the conditions set forth in Section 7.1 shall have become incapable of fulfillment prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date; or

(d)                                 by any of EQM, EQT Gathering or EESH in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that EQT Gathering or EESH (if EQT Gathering or EESH is so requesting termination) or EQM and EQM Gathering Opco (if EQM is so requesting termination), as the case may be, shall have used their commercially reasonable efforts, in accordance with Section 6.5, to have such order, decree, ruling or other action vacated.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party.

Section 8.2                                    Effect of Termination; Expense Reimbursement.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except  for the provisions of Section 3.8 and Section 4.16 relating to broker’s fees and finder’s fees, Section 6.4 relating to confidentiality, Section 6.6 relating to public announcements, Section 9.1 relating to indemnification, Section 10.1 relating to fees and expenses, Section 10.5 relating to notices,

Section 10.9 relating to governing law, Section 10.14 relating to waiver of jury trial, Section 10.18 relating to no presumption against drafting party, and this Section 8.2.

Section 8.3                                    Failure to Close Subco Assignment.  Notwithstanding any provision in this Agreement, if the Closing of the Subco Assignment does not occur on or before the Outside Date, unless otherwise agreed to by EQM and EESH, EQM shall be under no obligation acquire the Subco Interests and EQM shall have no liability related to (i) the Subco Interests or the Subco Assignment (including any provisions contained in this Agreement related thereto), or (ii) the failure to consummate the Subco Assignment.

ARTICLE IX
INDEMNIFICATION

Section 9.1                                    Indemnification.

(a)                                 Indemnification by EQT Gathering.  EQT Gathering shall indemnify, defend and hold harmless EQM from any and all Adverse Consequences incurred by EQM, its Subsidiaries (including EQM Gathering Opco) and their respective officers, directors, employees, consultants and agents (the “EQM Protected Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of EQT Gathering set forth in this Agreement (provided that any Adverse Consequences arising out of any breach of a representation or warranty shall be determined without giving effect to any “materiality,” “Gathering System Material Adverse Effect” and similar qualifiers), (ii) any breach of any covenant or agreement of EQT Gathering contained in this Agreement, (iii) any liabilities relating to Excluded Assets or the Retained Liabilities or (iv) any Taxes for which EQT Gathering is otherwise liable under Section 6.8.

(b)                                 Indemnification by EESH.  EESH shall indemnify, defend and hold harmless EQM from any and all Adverse Consequences incurred by the EQM Protected Parties as a result of, or with respect to (i) any breach of any representation or warranty of EESH set forth in this Agreement (provided that any Adverse Consequences arising out of any breach of a representation or warranty shall be determined without giving effect to any “materiality,” “Subco Material Adverse Effect” and similar qualifiers), (ii) any breach of any covenant or agreement of EESH contained in this Agreement, or (iii) any Taxes for which EESH is otherwise liable under Section 6.8.

(c)                                  Indemnification by EQM.  EQM shall indemnify, defend and hold harmless EQT Gathering and EESH from any and all Adverse Consequences incurred by EQT Gathering or EESH, their Affiliates (other than EQM and  its Subsidiaries, including EQM Gathering Opco) and their respective officers, directors, employees, consultants and agents (the “EQT Gathering Protected Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of EQM or EQM Gathering Opco set forth in this Agreement (provided that any Adverse Consequences arising out of any breach of a representation or warranty shall be determined without giving effect to any “materiality,” “EQM Material Adverse Effect” and similar qualifiers), (ii) any breach of any covenant or agreement of EQM or EQM Gathering Opco, (iii) any Asset Liabilities, or (iv) any Taxes for which EQM or EQM Gathering Opco is otherwise liable under Section 6.8.

Section 9.2                                    Limitations Regarding Indemnification.

(a)                                 The indemnification obligations (i) set forth in Section 9.1(a)(i) and (ii), Section 9.1(b)(i) and (ii), and Section 9.1(c)(i) and (ii) shall terminate on the eighteen-month anniversary of the applicable Closing except as otherwise provided in Section 9.2(a)(iii) below, (ii) set forth in Section 9.1(a)(iii) and (iv), Section 9.1(b)(iii) and Section 9.1(c)(iii) and (iv) shall terminate on the 60th day after the termination of any applicable statute of limitations, and (iii) that relate to any breach of any representations and warranties set forth in Section 4.9, Section 4.10 (such breach under either Section, a “Title Representation Breach”) or Section 5.10 shall terminate on the later of (A) the third anniversary of the Closing Date of the Asset Contribution or (B) ninety days following the completion of any of the MPPS Expansions to which a representation or warranty made in Section 4.9 or Section 4.10 directly relates; provided, however, that any such indemnification obligation with respect to an Adverse Consequence shall survive the time at which it would otherwise expire pursuant to this Section 9.2(a) if notice of such Adverse Consequence is properly given by the party seeking indemnification (the “Indemnified Party”) to the party from which indemnification is sought (the “Indemnifying Party”) prior to such time.

(b)                                 The aggregate liability of EQT Gathering and EESH under Section 9.1(a)(i) and Section 9.1(b)(i) other than for liability arising from a Title Representation Breach by EQT Gathering shall not exceed 15% of the Consideration.  The aggregate liability of EQT Gathering and EESH under Section 9.1(a)(i) and Section 9.1(b)(i) for Title Representation Breaches shall not exceed the Consideration paid pursuant to Section 2.8(a) and (b) of this Agreement.

(c)                                  The aggregate liability of EQM under Section 9.1(c)(i) with respect to a breach of the representations and warranties set forth in Section 3.5 of this Agreement, shall not exceed the dollar value on the Closing Date of the Asset Contribution of the Consideration paid pursuant to Sections 2.8(c) and (d) of this Agreement.

(d)                                 No claims may be made against EQT Gathering or EESH for indemnification pursuant to Section 9.1(a)(i) or Section 9.1(b)(i) unless the aggregate dollar amount of the Adverse Consequence suffered or incurred by the EQM Protected Parties exceeds $250,000, after which EQT Gathering  or EESH, as applicable, shall be liable for the full amount of such claims in excess of $250,000, subject to the limitations of Section 9.2(b).

(e)                                  No claims may be made against EQM for indemnification pursuant to Section 9.1(c)(i) unless the aggregate dollar amount of the Adverse Consequence suffered or incurred by the EQT Gathering Protected Parties exceeds $250,000, after which EQM shall be liable for the full amount of such claims in excess of $250,000, subject to the limitations of Section 9.2(c).

(f)                                   In no event shall EQT Gathering or EESH be obligated to the EQM Protected Parties under Section 9.1(a) or Section 9.1(b) for any Adverse Consequence to the extent (i) any insurance proceeds are realized by the EQM Protected Parties, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the EQM Protected Parties as a result of such claim, or (ii) any amounts are recovered by the EQM Protected Parties from third persons.

(g)                                  In no event shall EQM be obligated to the EQT Gathering Protected Parties under Section 9.1(c) for any Adverse Consequence to the extent (i) any insurance proceeds are realized by the EQT Gathering Protected Parties, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the EQT Gathering Protected Parties as a result of such claim, or (ii) any amounts are recovered by the EQT Gathering Protected Parties from third persons.  In no event shall EQM be obligated (whether by way of contribution or otherwise) to the EQT Gathering Protected Parties after the applicable Closing Date for any Adverse Consequences owed by EQT Gathering or EQT Energy or Subco prior to the applicable Closing Date.

Section 9.3                                    Indemnification Procedures.

(a)                                 The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article IX, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.  Notwithstanding anything in this Article IX to the contrary, a delay by the Indemnified Party in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article IX, except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim.

(b)                                 The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article IX, including, without limitation, the selection of counsel, the determination of whether to appeal any decision of any court and the settlement of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the EQM Protected Parties) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include any admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c)                                  The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification under this Article IX, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use commercially reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 9.3.  In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article IX; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense.  The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.  In addition, in no event shall an EQM Protected Party be required to file a claim against any of the EQM Protected Parties in order seek indemnification under Section 9.1(a) or Section 9.1(b).

(d)                                 The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.

(e)                                  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT EXCEPT TO THE EXTENT RECOVERED IN A CLAIM BY A THIRD PARTY.

Section 9.4                                    EQT Guaranty.

(a)                                 Guaranty.  Subject to the terms of this Section 9.4, Parent hereby unconditionally, absolutely and irrevocably guarantees to the EQM Protected Parties the payment and performance of EQT Gathering’s and EESH’s obligations under Sections 9.1(a) and 9.1(b), in each case subject to the limitations in Article IX, and Section 6.10 (the “Obligations”) when due and payable (the “Guaranty”).

(b)                                 Amendments with Respect to Obligations, etc.  Other than as provided in this Section 9.4, Parent agrees that EQM and EQM Gathering Opco may, in EQM’s or EQM Gathering Opco’s sole discretion, without notice to or consent of Parent and without in any way releasing, affecting or impairing the obligations and liabilities of Parent under the Guaranty, at any time: (i) extend the time of payment of any amounts due under this Agreement or any of the Ancillary Agreements and otherwise waive compliance with any conditions, terms or covenants, or waive any breaches, defaults or events of default under, or grant any other indulgences or forgiveness with respect to, this Agreement or any of the Ancillary Agreements, (ii) modify, amend or change, in any manner, any terms or provisions of this Agreement (other than this Section 9.4, it being understood and agreed that any modification of this Section 9.4 shall require the written consent of the Parent) or any of the Ancillary Agreements, in each case in accordance with the terms hereof and thereof, (iii) grant extensions with respect to this Agreement or any of the Ancillary Agreements, (iv) effect any release, compromise or settlement in connection with this Agreement or any of the Ancillary Agreements, in each case in accordance with the terms hereof and thereof; provided, however, that Parent shall be released from its Obligations hereunder to the same extent that EQT Gathering or EESH is released from any of its Obligations, (v) assign or otherwise transfer this Agreement or the Ancillary Agreements in accordance with the terms hereof and thereof, and (vi) deal in all respects with EQT Gathering and EESH as if the Guaranty were not in effect.  In furtherance of the foregoing, the Guaranty shall in all respects be valid and binding on Parent even if all or any portion of the assets of or equity (including limited liability company interests or partnership interests) in, whether owned directly or indirectly by Parent, or other beneficial interests in EQT Gathering or EESH is transferred to any other person or entity or there occurs any merger, consolidation, restructuring, termination, dissolution or liquidation of EQT Gathering or EESH.

(c)                                  Payment; Certain Waivers.  Other than as provided in Section 9.4(g), this is a guaranty of payment and performance and not of collection, and the liability of Parent under the Guaranty shall be primary, direct and immediate, and not conditional or contingent upon pursuit by any of the EQM Protected Parties of any remedies it may have against EQT Gathering or EESH.  Parent shall pay to the EQM Protected Parties, upon demand, all expenses (including all reasonable attorneys’ fees) incurred by the EQM Protected Parties in connection with judicial enforcement of Parent’s obligations under the Guaranty.  Parent hereby waives all surety defenses available to it as a guarantor (other than the defense of payment and any defense that EQT Gathering and EESH may have to the payment of the primary Obligations except for defenses arising out of or related to bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance or transfer, or other similar laws).

(d)                                 Reinstatement.  Notwithstanding anything contained in this Section 9.4, the Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment of all, or any part thereof, of the Obligations is rescinded or must otherwise be restored by any of the EQM Protected Parties, whether due to any bankruptcy or insolvency or otherwise. The insolvency of EQT Gathering, EESH or the Parent, and any bankruptcy or reorganization proceeding with respect thereto, shall not affect in any way Parent’s unconditional and absolute liability hereunder.

(e)                                  Subordination and No Subrogation.  Until the Obligations are paid in full, Parent irrevocably waives any and all rights to which Parent may be entitled, by operation of law or otherwise, upon making any payment hereunder, (i) to be subrogated to the rights of any of the EQM Protected Parties against EQT Gathering or EESH with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by EQT Gathering or EESH in respect thereof, or (ii) to receive any payment, in the nature of contribution or for any other reason, from any person or entity with respect to such payment.  No set-off, counterclaim or reduction, no diminution of an obligation, and no defense of any kind or nature that Parent may have against EQT Gathering, EESH or any of the EQM Protected Parties shall affect, modify or impair the obligations hereunder of Parent.

(f)                                   Representations and Warranties.  Parent hereby represents and warrants that:  (i) it will derive a substantial financial or other advantage from the transactions contemplated by this Agreement; (ii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action and do not contravene any provision of Parent’s organizational documents or any Applicable Law, order of Governmental Authority or contract binding on Parent or its assets; (iii) no action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this Agreement by Parent; (iv) the Guaranty constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at law); and (v) Parent has the financial capacity to pay and perform, or cause to be paid and performed, its obligations under the Guaranty.

(g)                                  Demands. EQM shall make a demand to Parent for performance or payment in writing, stating specifically that EQM is calling upon Parent to pay under this Guaranty, stating briefly the specific Obligation EQT Gathering or EESH, as the case may be, has failed to pay and providing an explanation in reasonable detail of why such payment is due under this Agreement.  A demand satisfying the foregoing requirements shall be required with respect to the Obligations before Parent is required to pay and shall be deemed sufficient notice to Parent.

ARTICLE X
GENERAL PROVISIONS

Section 10.1                             Fees and Expenses.  Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

Section 10.2                             Amendment and Modification.  This Agreement may be amended, modified or supplemented by the parties at any time prior to the last Closing Date.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing, signed on behalf of each of the parties at the time of the amendment, modification or supplement, and after the Conflicts Committee has approved such amendment, modification or supplement, as applicable.

Section 10.3                             Extension.  At any time prior to the applicable Closing Date, the parties may, to the extent permitted by Applicable Law, extend the time for the performance of any of the obligations or other acts of the parties.  Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4                             Waiver.  At any time prior to the applicable Closing Date, the parties may, to the extent permitted by Applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to Applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.5                             Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:

(a)	if to EQT Gathering, EQT Energy, EESH or Parent to:

EQT Gathering, LLC or EQT Energy Supply Holdings, LP
c/o EQT Corporation
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Attention: General Counsel
Telephone: 412-553-5907
Facsimile: 412-553-5970

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, TX 78701
Attention: Mike Bengtson
Facsimile: 512-322-8349

(b)	if to EQM or EQM Gathering Opco, to:

EQT Midstream Partners, LP
c/o EQT Midstream Services, LLC
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Attention: Chief Financial Officer
Telephone: 412-553-5863
Facsimile: 412-553-7781

with a copy (which shall not constitute notice) to:

EQT Midstream Partners, LP
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Attention: Conflicts Committee Chair c/o Corporate Secretary
Telephone: 412-553-7706
Facsimile: 412-553-7781

and with a copy (which shall not constitute notice) to:

Richards, Layton & Finger, P.A.
920 North King Street
Wilmington, DE 19801
Attention: Srinivas M. Raju
Facsimile: 302-651-7701

Notice given by personal delivery or courier service shall be effective upon actual receipt.  Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 10.6                             Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 10.7                             Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and any other agreements entered into contemporaneously with the execution and delivery of this Agreement or either Closing constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.8                             No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns, the Conflicts Committee and the EQM Protected Parties and the EQT Gathering Protected Parties (solely as provided for in Section 9.1), any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.9                             Governing Law.

(a)                                 This Agreement shall be construed and enforced in accordance with the Applicable Law of the Commonwealth of Pennsylvania without giving effect to the choice of law principles thereof.  Each party consents to personal jurisdiction in any action brought in any court, federal or state, within the Commonwealth of Pennsylvania having subject matter jurisdiction arising under this Agreement, and each of the parties hereto agrees that any action instituted by either of them against the other with respect to this Agreement will be instituted exclusively in a court, federal or state, within the Commonwealth of Pennsylvania.

(b)                                 Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third party claim in accordance with this Agreement).

Section 10.10                      Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of EQM (in the case of an assignment by EQT Gathering, EQT Energy or EESH) or EQT Gathering and EESH (in the case of an assignment by EQM or EQM Gathering Opco), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.11                      Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.12                      Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.13                      Severability.  Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under Applicable Law.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 10.14                      Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.15                      Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.16                      Electronic Signature.  This Agreement may be executed by facsimile, portable document format (.pdf) or similar technology signature, and such signature shall constitute an original for all purposes.

Section 10.17                      Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.18                      No Presumption Against Drafting Party.  Each of EQT Gathering, EQT Energy, EESH, EQM and EQM Gathering Opco acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

EQT GATHERING, LLC

By:		/s/ Randall L. Crawford
Randall L. Crawford
President

EQT ENERGY SUPPLY HOLDINGS, LP

By:		EQT Energy, LLC, its general partner

	By:	/s/ Randall L. Crawford
Randall L. Crawford
President

EQT ENERGY, LLC

By:		/s/ Randall L. Crawford
Randall L. Crawford
President

Signature Page to Contribution and Sale Agreement
(Project McLaren)

EQT MIDSTREAM PARTNERS, LP

By:		EQT Midstream Services, LLC, its general partner

	By:	/s/ Philip P. Conti
Philip P. Conti
Senior Vice President and Chief Financial Officer

EQT MIDSTREAM SERVICES, LLC

By:		/s/ Philip P. Conti
Philip P. Conti
Senior Vice President and Chief Financial Officer

EQM GATHERING OPCO, LLC

By:		/s/ Randall L. Crawford
Randall L. Crawford
President

Signature Page to Contribution and Sale Agreement
(Project McLaren)

PARENT (solely for the purposes of Section 9.4):

EQT CORPORATION

By:	/s/ Philip P. Conti
Philip P. Conti
Senior Vice President and Chief Financial Officer

Signature Page to Contribution and Sale Agreement
(Project McLaren)